Statement: The below is an unsigned copy of the original agreement. Signatures and personal information have been removed or redacted within this copy, however it should be noted that the Company retains a duly executed, signed copy of this agreement.

WAYBACK BURGERS

MASTER FRANCHISE AGREEMENT

(JAPAN)

Exhibit A – COUNTRY AND DEVELOPMENT SCHEDULE

Exhibit B – OWNERS AND MASTER FRANCHISEE’S DESIGNEE

Exhibit C – CONFIRMATION OF COMPANY-OPERATED WAYBACK BURGERS RESTAURANT LOCATION

Exhibit D – LIST OF PENDING AND REGISTERED PROPRIETARY MARKS IN THE COUNTRY

Exhibit E – CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

Exhibit F – GUARANTEE, INDEMNIFICATION AND ACKNOWLEDGMENT

Exhibit G – FRANCHISE AGREEMENT (CURRENT FORM)

i

WAYBACK BURGERS

MASTER FRANCHISE AGREEMENT

(INTERNATIONAL)

This Master Franchise Agreement (“Agreement”) is executed as of June 9, 2021 (“Effective Date”), by and between Jake’s Franchising, LLC, a Delaware limited liability company with its principal place of business at 716 South Main Street, Cheshire, CT 06410, U.S.A. (“Franchisor”); and WB Burgers Japan Co., Ltd., a Japanese limited liability company with its principal place of business at 3F K’s Minamiaoyama, 6-6-20 Minamiaoyama, Minato-Ku, Tokyo 107-0062, Japan (“Master Franchisee”).

WITNESSETH:

WHEREAS, Franchisor, as the result of the expenditure of time, skill, effort, and money, has developed, and continues to develop, a distinctive system relating to the establishment and operation of Wayback Burgers restaurants, which currently feature and offer for sale to the public award-winning hamburgers and old-fashioned, hand-dipped milkshakes in several select flavors (including, without limitation, chocolate, vanilla, strawberry, black & white, banana and malted), distinctive chicken sandwiches, hot dogs, cheese dogs, salads and merchandise (including, without limitation, T-shirts and hats), and an approved, limited menu of side orders and drinks, including, without limitation, potato chips, french fries, onion rings, cheese fries, fountain sodas, and draft beer and wine, under the trade name “Wayback Burgers” (the “System”), which Franchisor may change from time to time;

WHEREAS, the distinguishing characteristics of the System include, without limitation, distinctive exterior and interior designs, décor, color scheme, fixtures, and furnishings; standards and specifications for the preparation of products in public view; standards and specifications for the production of made-to-order products; uniform standards; specifications (use of fresh ground beef, never frozen) and procedures for operations and eat-in, call-in, takeout and delivery food services; training and assistance, and advertising and promotional programs; all of which may be changed, improved and further developed by Franchisor from time to time;

WHEREAS, the System is identified by means of certain trade names, service marks, trademarks, logos, emblems, and indicia of origin, including, but not limited to, the marks “WAYBACK BURGERS” and “BEST BURGERS UNDER THE BUN”, as are now designated and may hereafter be designated by Franchisor in writing for use in connection with the System (collectively, the “Proprietary Marks”);

WHEREAS, Master Franchisee understands and acknowledges the importance of Franchisor’s high standards of quality, cleanliness, appearance and service and the necessity of opening and operating the Wayback Burgers restaurants in conformity with Franchisor’s standards and specifications;

WHEREAS, Master Franchisee desires to obtain the rights itself to establish and operate Wayback Burgers restaurants in the country of Japan (the “Country”), as described in Exhibit A hereto, under the System and Proprietary Marks (“Company-Operated Wayback Burgers

Restaurants”) and to license affiliated and unaffiliated third parties (“Franchisees”) to establish and operate Wayback Burgers restaurants in the Country under the System and Proprietary Marks (“Franchised Wayback Burgers Restaurants”). Company-Operated Wayback Burgers Restaurants and Franchised Wayback Burgers Restaurants shall be referred to collectively in this Agreement as “Wayback Burgers Restaurants”; and

WHEREAS, Master Franchisee wishes to enter into an agreement with Franchisor for that purpose, and to receive the training and other assistance provided by Franchisor in connection therewith, and Franchisor desires to grant Master Franchisee the rights specified in this Agreement upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	GRANT

1.1     Grant of Franchise. Franchisor hereby grants to Master Franchisee, and Master Franchisee accepts, the right and obligation in the Country (a) to establish and operate Company- Operated Wayback Burgers Restaurants under the terms described in this Agreement, (b) to grant to Franchisees subfranchise rights to establish and operate Franchised Wayback Burgers Restaurants under the terms described in Section 2.4 hereof and in this Agreement, and (c) to develop a total of at least sixty (60) Wayback Burgers Restaurants in accordance with the Development Schedule described in Section 2.2 hereof.

1.2     Franchise Agreements. Master Franchisee shall establish and operate each Company-Operated Wayback Burgers Restaurant pursuant to the terms of this Agreement. Franchised Wayback Burgers Restaurants shall be operated pursuant to the terms of a Franchise Agreement as described in Section 2.4 hereof.

1.3     Protected Territory. Except as otherwise provided in this Agreement, and as long as Master Franchisee is in compliance with the Development Schedule, Franchisor shall not establish and operate, nor license any party other than Master Franchisee to establish and operate, any Wayback Burgers Restaurants under the System and the Proprietary Marks in the Country during the development schedule described in Section 2.2 hereof (“Development Schedule”).

1.4     Reservation of Rights. Notwithstanding anything contained in this Agreement to the contrary, Franchisor and its affiliates reserve the rights, among others, during the term of this Agreement and thereafter, on any terms and conditions Franchisor deems advisable, and without granting Franchisee any rights therein, to:

1.4.1        Establish and operate, and license others to establish and operate, a Wayback Burgers restaurant under the System and the Proprietary Marks at any location outside the Country;

1.4.2        Sell or distribute, directly or indirectly, or license others to sell or distribute, any products or services, including sauces, rubs, and other products, through alternative channels of distribution, such as supermarkets, convenience stores, grocery stores, food trucks, machines, variety stores, and the Internet, at any location whether within or outside the Country under the same or different Proprietary Marks;

1.4.3        Establish, acquire, franchise or operate, any business or restaurant of any kind, including competitive businesses, under any marks other than the Proprietary Marks at any location within and outside the Country;

1.4.4        Sell to or solicit customers anywhere, and to allow others to sell to or solicit customers anywhere;

1.4.5        Enter into agreements with third party digital platforms for the online ordering, delivery, and/or pick-up of products or services offered under the System and/or using the Proprietary Marks;

1.4.6        Enter into agreements with third parties and/or virtual kitchen, ghost kitchen, off-site or other commercial kitchen models for fulfilling the online ordering, delivery, and/or pick-up of products or services offered under the System and/or using the Proprietary Marks;

1.4.7        Within and outside the Country, and notwithstanding any other provision hereof, to purchase, acquire, merge with, combine with, or otherwise affiliate with, or be purchased by, and thereafter own and operate, and franchise or license others to own and operate, any business of any kind, including, without limitation, any business that uses the Proprietary Marks or any other system or marks at any location within or outside the Country; and

1.4.8            Within and outside the Country, directly or indirectly, license others (including international companies that open restaurants on an international basis (“International Operators”)) to establish and operate Wayback Burgers Restaurants under the Proprietary Marks and System in the following venues: (a) military installations; indoor shopping malls and retail stores; government facilities; entertainment events and venues (including, without limitation, sports stadiums, theatres, performing art centers, theme parks and museums); airports; bus and train stations and other transportation terminals; convention centers; rest stops, travel plazas and similar locations accessible from limited access or toll highways; and hospitals and other health care facilities; and (b) all contract foodservice operations to employees in offices, factories and plants; all contract foodservice operations in elementary schools, middle schools, high schools and higher educational institutions; and all contract foodservice segments of the military market.

1.5     Master Franchisee’s Designee. The principal of Master Franchisee who will have authority and responsibility to deal with the Franchisor in connection with the construction and operation of the Company-Operated Wayback Burgers Restaurants (the “Master Franchisee’s Designee”) shall be listed in Exhibit B, and any proposed change concerning this responsibility shall be communicated in writing to Franchisor. Franchisor shall deal principally with Master Franchisee’s Designee in connection with the business operated by Master Franchisee based on the rights licensed hereunder (“Master Franchise Business”). The Master Franchisee’s Designee shall be responsible for monitoring daily activities of the Master Franchise Business, and ensuring any changes required by Franchisor are put into effect. No change in the Master Franchisee’s Designee may be made without the prior written consent of Franchisor.

1.6     Designated Managers. For each Company-Operated Wayback Burgers Restaurant, Master Franchisee shall designate an individual store manager (“Manager”) approved by Franchisor who: (a) has suitable restaurant experience as determined by Franchisor; (b) has successfully completed Franchisor’s initial training program to Franchisor’s satisfaction; and (c) shall have primary responsibility for managing and operating the Company-Operated Wayback Burgers Restaurant. Each Manager shall devote his or her full time, best efforts and constant personal attention to the day to day operation of the Company-Operated Wayback Burgers Restaurant.

1.7     No Alternative Channels of Distribution. Master Franchisee and Franchisees may not sell any products, materials, supplies or inventory bearing the Proprietary Marks at any location or through any alternative channel of distribution without Franchisor’s prior written approval.

1.8     Affiliate. For purposes of this Agreement, an “affiliate” is any legal entity or person controlling, controlled by, or under common control with, another legal entity or person.

1.9     Supplementing the System. Master Franchisee acknowledges that the System may be supplemented, improved, and otherwise modified from time to time by Franchisor; and Master Franchisee agrees to comply with all reasonable requirements of Franchisor in that regard, including, without limitation, offering and selling new or different products, services, or merchandise as specified by Franchisor.

2.	TERM AND DEVELOPMENT OBLIGATIONS

2.1     Term. The term of this Agreement and all rights granted hereunder shall expire twenty (20) years from the Effective Date, unless this Agreement is terminated sooner in accordance with the terms hereof or unless the rights hereunder are extended as described in Section 2.7 hereof.

2.2     Development Schedule. Recognizing that time is of the essence, Master Franchisee agrees that there shall be open and in operation the cumulative minimum total of Wayback Burgers Restaurants indicated in the Development Schedule attached hereto as Exhibit A by the dates set forth therein. Master Franchisee shall ensure that the cumulative number of Wayback Burgers Restaurants prescribed by each date remains open and operating throughout the term of this Agreement.

2.3	Required Approval. Franchisor reserves the right, but shall not have the obligation,

to:

2.3.1        provide comments to Master Franchisee regarding, and approve, the proposed location of each Wayback Burgers Restaurant in the Country. Prior to making any lease or site commitment for a Company-Operated Wayback Burgers Restaurant or approving the location of a Franchised Wayback Burgers Restaurant, Master Franchisee shall promptly submit to Franchisor, in the English language, and in the form specified by Franchisor, a description of the proposed site and such other information or materials as

Franchisor may reasonably require. Franchisor shall have thirty (30) days after receipt of all required information from Master Franchisee to review and provide comments regarding each proposed site. Franchisor shall have the right to extend this time period in its sole discretion by notifying Master Franchisee in writing. Neither the provision of comments nor the lack of comments from the Franchisor shall be construed as a guarantee or representation of the quality or likelihood of success of such location, and the final decision to accept any location is solely that of Master Franchisee. For any Master Franchisee communications to Franchisor under this Section 2.3, Master Franchisee shall notify Franchisor by email and in such manner for notices hereunder that such communication has been sent;

2.3.2        approve the architectural plans and construction plans for each Wayback Burgers Restaurant in the Country. Master Franchisee shall submit to Franchisor, in the English language, and in the form specified by Franchisor the proposed architectural plans and construction plans for such Wayback Burgers Restaurant, and such other information as Franchisor may reasonably require. Franchisor shall have thirty (30) days after receipt of the description of the proposed architectural plans and construction plans to approve or disapprove, in its reasonable discretion, the proposed architectural plans and construction plans. Such approval shall not be unreasonably delayed or withheld. In the event Franchisor does not disapprove a proposed plan by written notice to Master Franchisee within such thirty (30) day period, such plan shall be deemed approved by Franchisor; provided, however, that Franchisor shall have the right to extend this time period in its sole discretion by notifying Master Franchisee in writing.

2.4     Franchising of Wayback Burgers Restaurants. Master Franchisee shall have the right to enter into a franchise agreement with Franchisees (a) after Master Franchisee has open and in operation at least one (1) Company-Operated Wayback Burgers Restaurant in accordance with this Agreement; (b) Master Franchisee is in full compliance with the terms of this Agreement; and

(c) Franchisor has approved Master Franchisee’s compliance with such requirements in writing. Upon such approval from Franchisor, Master Franchisee shall have the right to franchise other parties to establish and operate Franchised Wayback Burgers Restaurants by executing a separate franchise agreement with a Franchisee for each such Franchised Wayback Burgers Restaurant. Such franchise agreement shall be Franchisor’s then-current form of international franchise agreement, as conformed by Franchisor for use in accordance with the laws, customs and market characteristics in the Country, and shall be used as the franchise agreement in the Country (“Franchise Agreement”). Franchisor’s current form of Franchise Agreement is attached as Exhibit G hereto. If Franchisor updates or revises the Franchise Agreement, then Franchisor will provide Master Franchisee with the revised form of Franchise Agreement upon Franchisor’s written approval as required by this Section 2.4. Prior to the execution of any Franchise Agreement, Master Franchisee shall submit the site information required by Section 2.3.1 hereof. Master Franchisee shall execute such Franchise Agreement within sixty (60) days of submitting the site information.

2.5     Company-Operated Wayback Burgers Restaurants. Promptly after Master Franchisee obtains possession of each site for a Company-Operated Wayback Burgers Restaurant, Master Franchisee shall submit to Franchisor a Confirmation of Company-Operated Wayback Burgers Restaurant Location form (attached as Exhibit C hereto), and shall: (a) cause to be prepared and submit for approval by Franchisor, the construction plans and architectural plans required by Section 2.3.2 hereof (including requirements for dimensions, exterior design, materials, interior design and layout, equipment, fixtures, furniture, signs and decorating) at the site leased or purchased therefor; provided that Master Franchisee may modify Franchisor’s basic plans and specifications applicable in the Country to comply with applicable law; and (b) obtain all required zoning changes, building, utility, health, sanitation and sign permits and licenses and any other required permits and licenses. Master Franchisee shall not relocate any Company- Operated Wayback Burgers Restaurant without the prior written approval of Franchisor. Master Franchisee shall notify Franchisor within three (3) months of obtaining possession of the site for such business if Master Franchisee will be unable to open the Company-Operated Wayback Burgers Restaurant within six (6) months of obtaining possession of the site.

2.6     Expenses and Diligence. Master Franchisee is responsible for paying all expenses for the design, build-out, and construction of each Company-Operated Wayback Burgers Restaurant. Master Franchisee is also responsible for performing all due diligence for each proposed location of a Wayback Burgers Restaurant, including, but not limited to, performing market analyses of the competitive landscape, political climate, or any other market factors that may impact the construction or operation of a Wayback Burgers Restaurant. Master Franchisee shall communicate to Franchisor all information and deviations from prior market projections that may impact Master Franchisee’s development strategies in the Country.

2.7     Extension. Upon the expiration of this Agreement, Master Franchisee may extend its rights hereunder for one (1) additional, consecutive term of ten (10) years, subject to compliance with the following terms and conditions which must be satisfied prior to such extension:

2.7.1        Master Franchisee shall give Franchisor written notice of Master Franchisee’s election to extend this Agreement not less than six (6) months nor more than twelve (12) months prior to the end of the then-current term;

2.7.2        Franchisor and Master Franchisee shall agree in writing on a development schedule applicable for the extension term;

2.7.3        Master Franchisee and its affiliates shall not be in default of any provision of this Agreement, amendment hereof or successor hereto, or any other agreement between Master Franchisee or any of its affiliates and Franchisor or any of its affiliates; and Master Franchisee shall have substantially complied with all the terms and conditions of such agreements during the terms thereof;

2.7.4        Master Franchisee shall have satisfied all monetary obligations owed by Master Franchisee to Franchisor and its affiliates, and shall have timely met those obligations throughout the term of this Agreement;

2.7.5        Master Franchisee shall make or provide for, in a manner satisfactory to Franchisor, such renovation and modernization of the premises of the Company-Operated Wayback Burgers Restaurants as Franchisor may reasonably require, including, without limitation, installation of new equipment and renovation of signs, furnishings, fixtures, and décor to reflect the then-current standards and image of the System;

2.7.6        Master Franchisee shall execute a general release, in a form prescribed by Franchisor, of any and all claims against Franchisor and its affiliates, and their respective officers, directors, agents, and employees; but excepting any claims under an applicable franchise law statute (if any) that cannot be released;

2.7.7        Master Franchisee shall comply with Franchisor’s then-current qualification and training requirements; and

2.7.8	Master Franchisee shall pay Franchisor an extension fee of Five Thousand

U.S. Dollars (U.S. $5,000) multiplied by the number of Wayback Burgers Restaurants to be developed during the extension term.

3.	FEES

3.1     Master Franchise Fee. In consideration of the rights granted under this Agreement and the development opportunities lost or deferred as a result of the rights granted under this Agreement, Master Franchisee shall pay to Franchisor an initial, non-refundable master franchise fee (“Master Franchise Fee”) of Two Million Seven Hundred Thousand U.S. Dollars (U.S. $2,700,000. Franchisor acknowledges receipt of One Hundred Thousand U.S. Dollars (U.S. $100,000) for the deposit under the parties’ letter of intent prior to the date hereof. Master Franchisee shall pay Franchisor upon execution of this Agreement, Three Hundred Thousand U.S. Dollars (U.S. $300,000) and shall pay the remaining Two Million Three Hundred Thousand U.S. Dollars (U.S. $2,300,000) for the balance of the Master Franchise Fee due hereunder, no later than June 30, 2021. The Master Franchise Fee shall be deemed fully-earned and non-refundable when paid.

3.2     Store Opening Fee. Except for the first Company-Operated Wayback Burgers Restaurant opened hereunder, Master Franchisee shall pay to Franchisor a store opening fee (“Store Opening Fee”) for each Wayback Burgers Restaurant opened in the Country. The Store Opening Fee for each Company-Operated Wayback Burgers Restaurant (after the first Company- Operated Wayback Burgers Restaurant) shall be Ten Thousand U.S. Dollars (U.S. $10,000) and shall be paid to Franchisor upon submission of the location for such Company-Operated Wayback Burgers Restaurant to Franchisor for review and comment in accordance with Section 2.3.1. The Store Opening Fee for each Franchised Wayback Burgers Restaurant shall be the greater of Ten Thousand U.S. Dollars (U.S. $10,000) or 28.57% of the initial franchise fee collected for such Restaurant, and shall be paid to Franchisor within ten (10) days of Master Franchisee’s execution of the Franchise Agreement for such Franchised Wayback Burgers Restaurant.

3.3     Royalty Fee. Master Franchisee shall pay to Franchisor a continuing weekly royalty fee (“Royalty Fee”) in an amount equal to (a) three percent (3%) of the Gross Sales (as defined in Section 3.5) of all Company-Operated Wayback Burgers Restaurants in the Country; and (b) the greater of two percent (2%) of the Gross Sales (as defined in Section 3.5) of all Franchised Wayback Burgers Restaurants in the Country or forty percent (40%) of the royalty fees collected for all Franchised Wayback Burgers Restaurants in the Country. The Royalty Fee shall be due and payable no later than Thursday of each week for the week ending on the preceding Sunday in which applicable Gross Sales were earned from the Master Franchise Business. The weekly Royalty Fee shall be paid by wire transfer, as detailed below in Sections 3.6, 3.7, and 3.8.

3.4     Advertising Expenditures. Franchisee shall make weekly expenditures and contributions for advertising and promotion as specified in Section 13 hereof.

3.5     Gross Sales. As used in this Agreement, “Gross Sales” means all revenue from the sale of all products, merchandise, and services and all other income of every kind and nature at or from the Wayback Burgers Restaurants or otherwise related to the Wayback Burgers Restaurants, including, without limitation, any proceeds from business interruption insurance, whether for cash or credit, and regardless of collection in the case of credit, sales to employees and managers not reduced by any discounts received in connection with the transaction of business with employees and managers, and sales to whatever extent required by Franchisor to conduct inspections. Gross Sales shall not include any employee discounts, sales taxes, value-added taxes, service taxes, consumption taxes, or other taxes collected from customers by Master Franchisee and paid directly to the appropriate taxing authority, or any reduction in revenue due to couponing.

3.6     Wire Transfer. All payments from Master Franchisee to Franchisor hereunder shall be paid to Franchisor in U.S. dollars or such other currency designated in writing by Franchisor, and shall be wire transferred at Master Franchisee’s expense (or, if requested by Franchisor, deposited) to such bank accounts in the United States or elsewhere as Franchisor shall designate.

3.7     Currency. Calculation of amounts payable to Franchisor under this Agreement shall be converted from local currency to U.S. dollars at the electronic transfer selling rate for U.S. dollars quoted by CITIBANK in Tokyo, Japan, or by another internationally recognized bank designated by Franchisor that is of equivalent size and reputation, for such local currency on the date payment is made. Master Franchisee shall bear all costs and expenses associated with such currency conversions and transfers.

3.8              Payments. Master Franchisee is required to report Gross Sales from operation of the Company-Operated Wayback Burgers Restaurants, Gross Sales from operation of the Franchised Wayback Burgers Restaurants, and any royalties Master Franchisee received from Franchised Wayback Burgers Restaurants for the preceding week ending Sunday (collectively, the “Gross Sales Report”) to Franchisor by such means as directed by Franchisor in the Operations Manual or otherwise in writing from time to time, by the close of business on each Monday, commencing on the date the first Company-Operated Wayback Burgers Restaurant established by Master Franchisee under this Agreement opens to the public and continuing through the term of this Agreement. Payment of Royalty Fees and all other fees due under this Agreement to Franchisor shall be made via wire transfer as described in Section 3.6. Master Franchisee acknowledges that its failure to submit Gross Sales Reports when due shall constitute grounds for termination of this Agreement, as provided in Section 15 hereof. In order to provide for inevitable but unpredictable changes to technological needs and opportunities, Master Franchisee agrees that Franchisor shall have the right to establish, in writing, reasonable new methods for reporting and payment; and Master Franchisee agrees that it shall abide by those reasonable new methods established by Franchisor in the Manual or otherwise in writing from time to time. Master Franchisee shall not be entitled to set-off any payments required to be made under this Section 3 against any monetary claim it may have against Franchisor.

3.9     Overdue Payments. All Royalty Fees, advertising and advertising fund fees, amounts due for purchases by Master Franchisee from Franchisor and its affiliates, and other amounts which Master Franchisee owes to Franchisor or its affiliates hereunder or under any other agreement, if any, shall bear interest after the due date at a rate which is the lesser of five (5) percentage points above the London Interbank Offered Rate (LIBOR) on the day the payment was due or the maximum rate permitted by law. All interest shall be compounded, by computing interest on any accumulated unpaid interest in addition to interest on the original principal amount. Master Franchisee acknowledges that this Section 3.9 shall not constitute agreement by Franchisor or its affiliates to accept such payments after same are due or a commitment by Franchisor to extend credit to, or otherwise finance Master Franchisee’s operation of, the Master Franchise Business. Further, Master Franchisee acknowledges that its failure to pay all amounts when due shall constitute grounds for termination of this Agreement, as provided in Section 15 hereof, notwithstanding the provisions of this Section 3.9.

3.10 Application of Payments. Notwithstanding any designation by Master Franchisee, Franchisor shall have the right first to apply any payments made by Master Franchisee to any past due indebtedness of Master Franchisee for Royalty Fees, purchases from Franchisor or its affiliates, interest, or any other indebtedness.

3.11	Taxes. The parties agree that:

3.11.1    Master Franchisee acknowledges that this Agreement contemplates that Franchisor will not be responsible for any taxes (other than U.S. income taxes) with respect to any transactions or payments contemplated by or pursuant to this Agreement. Accordingly, payments required to be made by Master Franchisee to Franchisor or to any of Franchisor’s affiliates pursuant to this Agreement (including without limitation payment of the royalty fees and interest) shall be the gross amount determined according to the applicable Section of this Agreement without deduction for any taxes, including any non- resident withholding taxes which may be imposed on payments by Master Franchisee to Franchisor or any of Franchisor’s affiliates.

3.11.2    If Master Franchisee is required to deduct any withholding tax from any payment to Franchisor or any of Franchisor’s affiliates, then the amount payable to Franchisor shall be increased by such amount as is necessary to make the actual amount received by Franchisor (after such withholding tax and after any additional taxes on account of such additional payment) equal to the amount that Franchisor would have received had no withholding been required. In that case, Master Franchisee shall pay the amount required to be withheld to the applicable taxing authority and shall promptly deliver to Franchisor receipts of applicable governmental authorities showing that all taxes were properly withheld in compliance with applicable legal requirements in the Country.

3.11.3    In the event any jurisdiction imposes or seeks to impose any taxes on Franchisor or any of its affiliates (other than U.S. income taxes) as a result of or in connection with the transactions contemplated by this Agreement or receipt of payment therefor, Master Franchisee agrees to indemnify and hold Franchisor and Franchisor’s affiliates harmless on an after-tax basis, for the full amount of: (1) any such additional taxes; (2) any penalties, interest or additional taxes with respect thereto; (3) any expenses incurred in connection with contesting the imposition of such additional taxes; and (4) any other costs or expenses incurred in connection therewith.

3.12 Governmental Restrictions. In the event that any governmental authority having jurisdiction in the Country imposes restrictions on the transfer of funds or currency to places outside of the Country, Franchisor, in its reasonable discretion, shall have the option to require that Master Franchisee deposit all payments required under this Agreement to a designated account in the Country, and that payment of such accumulated amounts be made to Franchisor, pursuant to the terms of this Section 3, as soon as possible after any such currency restriction is no longer in effect.

4.	DUTIES OF FRANCHISOR

4.1     Plans and Specifications. Franchisor shall make available, in the English language, at no charge to Franchisee, standard design plans and specifications prepared for a prototypical Wayback Burgers restaurant in the United States, including interior design and layout, fixtures, furnishings and signs.

4.2     Training. Franchisor shall provide assistance and training as set forth in Sections 4.3, 4.4, 4.5 and 5 hereof.

4.3     On-Site Assistance. At least one (1) of Franchisor’s representatives shall provide to Master Franchisee such on-site, pre-opening or post-opening supervision and assistance as Franchisor determines necessary in its sole discretion for the first Company-Operated Wayback Burgers Restaurant in the Country for a minimum of ten (10) days.

4.4     Annual Assistance. Once a year, one (1) of Franchisor’s representatives shall provide Master Franchisee five (5) days of in-person supervision and advice, subject to Master Franchisee’s payment of Franchisor’s out-of-pocket costs and expenses (including, without limitation, travel, meals and lodging costs of Franchisor’s representative).

4.5     Additional Assistance. Franchisor shall provide any additional assistance requested by Master Franchisee for a per diem fee of Four Hundred U.S. Dollars (U.S. $400) per day per person, plus payment of Franchisor’s out-of-pocket costs and expenses (including, without limitation, travel, meals and lodging costs of Franchisor’s representative). The per diem fee and travel costs shall be paid to Franchisor at least ten (10) business days prior to provision of such on- site assistance, and all other expenses shall be paid to Franchisor within thirty (30) days of Master Franchisee’s receipt of an invoice from Franchisor. Franchisor shall provide all assistance, advice and written materials described in this Section 4 in the English language.

4.6     Advertising and Promotional Materials. Franchisor may make available to Franchisee advertising and promotional materials in the English language at Master Franchisee’s expense as provided in Section 13.4 hereof.

4.7     Manuals. Franchisor shall make available to Master Franchisee, through a password protected website, one (1) copy of Franchisor’s Confidential Operating Manuals (the “Manuals”), in the English language, as more fully described in Section 8 hereof.

4.8     Inspections. Franchisor shall conduct, as it deems advisable, inspections of Master Franchisee’s operation of the Company-Operated Wayback Burgers Restaurants at Franchisor’s

cost. Any follow-up inspections conducted by Franchisor to ensure Master Franchisee’s compliance with operational standards shall be at Master Franchisee’s cost.

4.9     Equipment. Franchisor shall provide to Master Franchisee a list of initial equipment for the Company-Operated Wayback Burgers Restaurants for purchase from suppliers Master Franchisee selects in the Country whose products meet Franchisor’s standards and specifications.

4.10 Reporting Template. Franchisor shall provide to Master Franchisee a Microsoft® Excel spreadsheet template document, or other reporting tool, created by Franchisor for reporting sales, payroll, inventory, and other management tools.

4.11 Ongoing Advice. After the Master Franchise Business begins operations, Franchisor shall provide to the Master Franchisee from time to time, at the Franchisor’s sole discretion, advice and written materials about cooking, cleaning and storage methods, preparation and advertising of products, new recipes, and operation of the Wayback Burgers Restaurants.

4.12 Wayback Burgers’ Advertising Fund. Franchisor shall administer the Wayback Burgers’ Advertising Fund in the manner set forth in Section 13.3 hereof.

4.13 Fulfilling Franchisor’s Obligations. Master Franchisee acknowledges and agrees that any duty or obligation imposed on Franchisor by this Agreement may be performed by any employee, or agent of Franchisor, as Franchisor may direct.

4.14 Franchisor’s Limited Liability. Franchisor shall not, by virtue of any approvals, advice or services provided to Master Franchisee, assume responsibility for, or liability to, Franchisee or any third parties to which it would not otherwise be subject.

5.	TRAINING

Master Franchisee agrees that it is important to the operation of the System that Master Franchisee and Master Franchisee’s designees receive such training as Franchisor may require, and to that end agrees as follows:

5.1              Initial Training Program. Within sixty (60) days from the Effective Date, at such times as mutually agreed upon by the parties, the owners of Master Franchisee, or Master Franchisee’s Designee and Managers, shall attend and successfully complete, to Franchisor’s satisfaction, an initial training program for franchisees offered by Franchisor (the “Initial Training Program”) at Franchisor’s facilities in New Haven County, Connecticut, or at such other location as designated by Franchisor. All persons attending initial or ongoing training shall be proficient in the English language or shall use an interpreter, at Master Franchisee’s expense. The Franchisor shall have the right to approve those persons who attend the Initial Training Program. The Franchisor shall provide, at no charge to Franchisee, instructors and training materials for up to five (5) individuals; for each additional individual approved by Franchisor, Franchisor reserves the right to require Master Franchisee pay the then-current training fee designated in the Manuals or otherwise in writing from time to time by Franchisor. Master Franchisee shall be responsible for any and all other expenses incurred by Master Franchisee or its personnel in connection with the Initial Training Program, including, without limitation, the costs of transportation, lodging, meals, interpreter fees, and wages. Master Franchisee shall obtain workers compensation, liability and other insurance (as directed by Franchisor) for all its designees, officers, owners, agents, managers or other parties prior to attending training in the United States and provide evidence thereof to Franchisor on request.

5.2              Subsequent Employees. At Franchisor’s option, any persons subsequently employed by Master Franchisee in a management position or other position as Franchisor determines in its sole discretion, shall, prior to the assumption of duties, also attend and complete to Franchisor’s satisfaction such training programs as Franchisor may require and pay the then- current training fee designated in the Manuals or otherwise in writing from time to time by Franchisor. Master Franchisee shall be responsible for any and all other expenses incurred by Master Franchisee or Master Franchisee’s employees in connection with such program, including, without limitation, the costs of transportation, lodging, meals, interpreter fees, and wages.

5.3              Additional Programs. Master Franchisee, Master Franchisee’s Designee and Managers, and any other designees who attend the Initial Training Program or other training programs shall attend such additional courses, seminars and other training programs as Franchisor may reasonably require from time to time at such places as may be designated by Franchisor. Master Franchisee shall pay the then-current training fee designated in the Manuals or otherwise in writing from time to time by the Franchisor for Master Franchisee’s or Master Franchisee’s designees’ attendance at such additional courses, seminars and other training programs; and Master Franchisee shall be responsible for any and all other expenses incurred by Master Franchisee in connection with such program, including, without limitation, the costs of transportation, lodging, meals, interpreter fees, and wages.

5.4              Food Safety Certification. Prior to attending training, Master Franchisee, Master Franchisee’s Designee, and Master Franchisee’s Managers must attend and successfully complete a ServSafe® certification program where available or as directed by Franchisor, or an equivalent program in the Country, at Master Franchisee’s sole expense. Prior to attending training, Master Franchisee shall provide Franchisor with a copy of all certificates evidencing completion of such training program in accordance with this Section 5.4.

6.	DUTIES OF MASTER FRANCHISEE

6.1     Operating Standards. Master Franchisee understands and acknowledges that every detail of each Wayback Burgers Restaurant is important to Franchisor, Master Franchisee, the Franchisees, and all other franchisees under the System in order to develop and maintain high operating standards, to increase the demand for the products sold by all franchised businesses operating under the System, and to protect Franchisor’s reputation and goodwill, and Master Franchisee agrees to conduct its business accordingly.

6.2     Restaurant Operations. Master Franchisee shall ensure that the premises of the Wayback Burgers Restaurants are used solely for the operation of the Wayback Burgers Restaurants; that each Wayback Burgers Restaurants is open and in normal operation for such minimum hours and days and under such weather conditions as Franchisor may specify in the Manuals or otherwise in writing by Franchisor; that the premises of each Wayback Burgers Restaurant is not used for any other purpose or activity at any time without first obtaining the written consent of Franchisor; and that each Wayback Burgers Restaurants is operated in strict conformity with such methods, standards, and specifications as Franchisor may from time to time prescribe in the Manuals or otherwise in writing. Master Franchisee shall refrain from deviating, and shall not allow Franchisees to deviate, from such standards, specifications, and procedures without Franchisor’s prior written consent.

6.3     Restaurant Construction. Master Franchisee shall comply with the terms of this Agreement and the Manuals, as may be amended, modified and updated by Franchisor, in its sole discretion, from time to time. Master Franchisee acknowledges that Franchisor’s specifications, as set forth in the Manuals or otherwise in writing, shall not contain the requirements of any national or local law, code or regulation. Any modification of Franchisor’s specifications, whether required by local codes or ordinances or by the owner of the building in which the Wayback Burgers Restaurant is to be located, or otherwise, shall be made at Master Franchisee’s expense and shall require Franchisor’s prior written approval, which shall not be unreasonably withheld or delayed by Franchisor. Master Franchisee shall submit to Franchisor all plans, specifications, and other requirements necessary and sufficient to build and operate each Wayback Burgers Restaurant at least ten (10) days prior to the start of construction or as otherwise agreed to by the parties in writing.

6.4     Adherence to Standards and Specifications. To ensure that the highest degree of quality and service is uniformly maintained, Master Franchisee shall operate the Company- Operated Wayback Burgers Restaurants, and shall ensure that Franchisees operate the Franchised Wayback Burgers Restaurants, in conformity with such uniform methods, standards and specifications as Franchisor may from time to time prescribe in the Manuals or otherwise in writing. In the operation of the Wayback Burgers Restaurants, Master Franchisee agrees and will require Franchisees:

6.4.1        To maintain in sufficient supply as Franchisor may prescribe in the Manuals or otherwise in writing, and to use at all times, only such products and ingredients acquired from a supplier or suppliers designated or approved by Franchisor, in the manner prescribed by Franchisor, and such other ingredients, products, materials, supplies, paper goods, cleaning products, chemicals, fixtures, furnishings, equipment, signs and menu items, as conform with Franchisor’s standards and specifications, and to refrain from deviating therefrom by the use of nonconforming items, without Franchisor’s prior written consent;

6.4.2        To sell or offer for sale only such products, merchandise, and services as have been expressly approved for sale in writing by Franchisor; to sell or offer for sale all types of products, services, and merchandise specified by Franchisor; to refrain from any deviation from Franchisor’s standards and specifications without Franchisor’s prior written consent; and to discontinue selling and offering for sale any products, merchandise, and services which Franchisor may, in its discretion, disapprove in writing at any time;

6.4.3        To purchase all products from such suppliers and in such manner of delivery as Franchisor designates in the Manuals or otherwise in writing from time to time;

6.4.4        To use and display only the standard menu format required by Franchisor for the Country as the same may be revised by Franchisor from time to time. Any change in the menu format must be approved in writing by Franchisor prior to use;

6.4.5        To sell all menu items, and other products hereunder at retail and not sell such products and merchandise at wholesale or for re-sale, and to refrain from selling any Wayback Burgers products, merchandise, or other products or services at any location other than the premises of the Wayback Burgers Restaurants;

6.4.6        To use, in the operation of the Wayback Burgers Restaurants, such standards, specifications, and procedures as prescribed by Franchisor;

6.4.7        To refrain from selling, offering to sell, or permitting any other party to sell or offer to sell alcoholic beverages on the premises except beer and wine;

6.4.8        To refrain from selling or advertising any Wayback Burgers products, merchandise, or services on the Internet without Franchisor’s prior, written approval;

6.4.9        To equip each Wayback Burgers Restaurant with an initial equipment package from a supplier approved by Franchisor;

6.4.10    To comply with all applicable laws, rules and regulations in the Country with respect to its employees; and

6.4.11    To identify itself as proprietor of the Wayback Burgers Restaurants, and to identify all Proprietary Marks used at or in connection with the Wayback Burgers Restaurants, solely in the manner required by Franchisor.

6.5     Fixtures, Furnishings and Equipment. Master Franchisee shall, and shall require Franchisees to, purchase and install, at Master Franchisee’s or Franchisee’s expense, as applicable, all fixtures, furnishings, equipment (including, without limitation, a facsimile machine, telephone(s), computer, printer, and cash register, point-of-sale recording system, and an audio and video surveillance system), décor, and signs as Franchisor may reasonably direct from time to time; and shall refrain from installing or permitting to be installed on or about the premises of any Wayback Burgers Restaurant, without Franchisor’s prior written consent, any fixtures, furnishings, equipment, décor, signs or other items not previously approved as meeting Franchisor’s standards and specifications.

6.6              Sources of Products. All products sold or offered for sale at Wayback Burgers Restaurants, and other products, materials, supplies, paper goods, fixtures, furnishings and equipment used at the Wayback Burgers Restaurants, shall meet Franchisor’s then-current standards and specifications, as established in the Manuals or otherwise in writing. Master Franchisee shall purchase, and require its Franchisees to purchase, all food items, ingredients, supplies, materials, and other products and equipment used or offered for sale at Wayback Burgers Restaurants for which Franchisor has established standards or specifications solely from suppliers (including distributors and other sources) who demonstrate, to the continuing reasonable satisfaction of Franchisor, the ability to meet Franchisor’s standards and specifications, who possess adequate quality controls and capacity to supply Master Franchisee’s and Franchisee’s needs promptly and reliably, and who have been approved by Franchisor in the Manuals or otherwise in writing. If Master Franchisee or any Franchisee desires to purchase products from a party other than an approved supplier, Master Franchisee shall submit to Franchisor a written request to approve the proposed supplier, together with such evidence of conformity with Franchisor’s specifications as Franchisor may reasonably require. Franchisor shall have the right to require that its representatives be permitted to inspect the supplier’s facilities, and/or that samples from the supplier be delivered, for evaluation and testing, either to Franchisor or to an independent testing facility designated by Franchisor. A charge not to exceed the reasonable cost of the evaluation, inspection, and testing shall be paid by Master Franchisee. Franchisor shall use its best efforts, within sixty (60) days after its receipt of such completed request and completion of such evaluation and testing (if required by Franchisor), to notify Master Franchisee in writing of its approval or disapproval of the proposed supplier. Master Franchisee and Franchisees shall not sell or offer for sale any products of the proposed supplier until Franchisor’s written approval of the proposed supplier is received. Franchisor may from time to time revoke its approval of particular products or suppliers when Franchisor determines, in its sole discretion, that such products or suppliers no longer meet Franchisor’s standards. Upon receipt of written notice of such revocation, Master Franchisee shall cease and shall cause its Franchisees to cease to sell any disapproved products and cease to purchase from any disapproved supplier. Master Franchisee agrees that it shall, and shall require Franchisees to, use products purchased from approved suppliers solely for the purpose of operating the Wayback Burgers Restaurants and not for any other purpose, including, without limitation, resale. Nothing in the foregoing shall be construed to require Franchisor to make available to prospective suppliers any standards or specifications for formulas, including, without limitation, the recipes for the hamburgers, that Franchisor, in its sole discretion, deems confidential.

6.7     Initial Inventory. At the time each Wayback Burgers Restaurant opens, Master Franchisee or Franchisee, as applicable, shall stock the initial inventory of products, accessories, equipment, and supplies as prescribed by Franchisor in the Manuals or otherwise in writing. Thereafter, Master Franchisee or Franchisee, as applicable, shall stock and maintain all types of approved products in quantities sufficient to meet reasonably anticipated customer demand. Master Franchisee agrees to immediately notify Franchisor if an approved supplier substitutes or attempts to substitute an unapproved product in place of an approved product. Master Franchisee shall, and shall require Franchisees to, refuse to accept any such unapproved product(s), or products from any unapproved supplier.

6.8     Inspections. Master Franchisee and its Franchisees shall permit Franchisor and its agents to enter upon the premises of any Wayback Burgers Restaurant at any time during normal business hours for the purpose of conducting inspections; shall cooperate with representatives of Franchisor in such inspections by rendering such assistance as they may reasonably request; and, upon notice from Franchisor or its agents, and without limiting Franchisor’s other rights under this Agreement, shall take such steps as may be necessary to correct immediately any deficiencies in the operation of the Wayback Burgers Restaurant or the facility itself detected during any such inspection. Should Master Franchisee or Franchisee, as applicable, for any reason, fail to correct such deficiencies within a reasonable time as determined by Franchisor, Franchisor shall have the right, but not the obligation, to correct any deficiencies which may be susceptible to correction or repair by Franchisor and to charge Franchisee a reasonable fee for Franchisor’s expenses in so acting, including the cost of such inspections, payable to Franchisor upon demand. The foregoing shall be in addition to such other remedies Franchisor may have.

6.9     Advertising and Promotional Materials. Master Franchisee shall ensure that all advertising and promotional materials, signs, decorations and other items specified by Franchisor bear the Proprietary Marks in the form, color, location, and manner prescribed by Franchisor.

6.10 Maintenance of Premises. Master Franchisee shall maintain and shall require Franchisee to maintain the Wayback Burgers Restaurants (including the adjacent public areas) in a clean, orderly condition and in excellent repair; and, in connection therewith, Master Franchisee or Franchisee shall, at its expense, make such additions, alterations, repairs and replacements thereto (but no others without Franchisor’s prior written consent) as may be required for that purpose, including, without limitation, such periodic repainting or replacement of obsolete signs, furnishings, equipment and décor as Franchisor may reasonably direct.

6.11 Refurbishment. Master Franchisee understands and agrees that the System must not remain static if it is to meet (without limitation) presently unforeseen changes in technology, competitive circumstances, demographics, populations, consumer trends, social trends and other market place variables, and if it is to best serve the interests of us, you and all other franchisees. Accordingly, Master Franchisee expressly understands and agrees that Franchisor may from time to time change the components of the System, including, without limitation, altering the products, programs, services, methods, standards, forms, policies and procedures of that System; abandoning the System altogether in favor of another system in connection with a merger, acquisition or other business combination or for other reasons; adding to, deleting from or modifying those products, programs and services which Wayback Burgers Restaurants are authorized and required to offer, modifying or substituting entirely the building, premises, equipment, signage, trade dress, décor, color schemes and uniform System Standards and specifications and all other unit constructions, design, appearance and operation attributes which Master Franchisee are required to observe hereunder; and, changing, improving, modifying or substituting the Proprietary Marks. Master Franchisee expressly agrees to comply with any such modifications, changes, additions, deletions, substitutions and alterations at its own cost. Master Franchisee shall accept, use and effectuate any such changes or modifications to, or substitution of, the System as if they were part of the System at the time that this Agreement was executed. Except as provided herein, Franchisor shall not be liable to Master Franchisee for any expenses, losses or damages sustained by Master Franchisee as a result of any of the modifications contemplated hereby. In no event shall Master Franchisee or Franchisees make any voluntary addition, alteration, or replacement to the premises of a Wayback Burgers Restaurants unless the same has been approved by Franchisor in writing prior to the making thereof.

6.12 On-Premises Supervision. All Wayback Burgers Restaurants shall at all times be under the direct, on-premises supervision of Master Franchisee, Master Franchisee’s Designee, Master Franchisee’s Managers, Franchisee’s principal, Franchisee’s manager, or another individual who has satisfactorily completed the training as described by Section 5 or 6.27 hereof. Master Franchisee and its Franchisees shall maintain a competent, conscientious, trained staff, including management who have completed the training described in Section 5 or 6.27 hereof. Master Franchisee and its Franchisees shall take such steps as are necessary to ensure that its employees preserve good customer relations; render competent, prompt, courteous and knowledgeable service; and meet such minimum standards, including, without limitation, such attire as Franchisor reasonably requires, as Franchisor may establish from time to time in the Manuals. Master Franchisee, Franchisees and their respective employees shall handle all customer complaints, refunds, returns and other adjustments in a manner that will not detract from the name and goodwill of Franchisor. Master Franchisee shall be solely responsible for all employment decisions and functions of the Company-Operated Wayback Burgers Restaurants, including, without limitation, those related to hiring, firing, training, wage and hour requirements, record- keeping, supervision, and discipline of employees.

6.13 Changes to the System. Master Franchisee shall not implement any change, amendment or improvement to the System without the express prior written consent of Franchisor. Master Franchisee shall notify Master Franchisor in writing of any change, amendment or improvement in the System that Master Franchisee or any Franchisee proposes to make, and shall provide to Franchisor such information as Franchisor requests regarding the proposed change, amendment or improvement. Master Franchisee acknowledges and agrees that Franchisor shall have the right to incorporate the proposed change, amendment or improvement into the System and shall thereupon obtain all right, title and interest therein without compensation to Master Franchisee.

6.14 Compliance with Lease. Master Franchisee shall comply with all the terms of its leases or subleases and all other agreements affecting the operation of the Company-Operated Wayback Burgers Restaurants; shall promptly furnish Franchisor a copy of its leases, upon request; shall undertake best efforts to maintain a good and positive working relationship with its landlords and/or lessors; and shall refrain from any activity which may jeopardize Master Franchisee’s right to remain in possession of, or to renew the lease or sublease for, the premises of a Company- Operated Wayback Burgers Restaurant.

6.15 Compliance with Laws and Health Standards. Master Franchisee shall comply with and shall require Franchisees to comply with all national and local laws, rules and regulations, and shall timely obtain any and all permits, certificates or licenses necessary for the full and proper conduct of the Master Franchise Business and all Wayback Burgers Restaurants, including, without limitation, licenses to do business, fictitious name registrations, occupancy licenses, sales tax permits, construction permits, alcoholic beverage permits and licenses, food service permits, health and sanitation permits and rating and fire clearances. Copies of all subsequent inspection reports, warnings, certificates and ratings issued by any governmental entity during the term of this Agreement in connection with the conduct of the Master Franchise Business, Company- Operated Wayback Burgers Restaurants, or Franchised Wayback Burgers Restaurants, which indicate Master Franchisee’s or Franchisees’ failure to meet or maintain the highest governmental standards (such as, without limitation, the highest sanitation rating or its equivalent) or failure to fully comply with any applicable law, rule or regulation shall be forwarded to Franchisor by Master Franchisee within three (3) days of Master Franchisee’s receipt thereof.

6.16 Pricing and Coupon Sales. Unless prohibited by applicable law, Franchisor shall have the right to recommend maximum and minimum prices for the products and services offered and sold by any Wayback Burgers Restaurant, and to modify such recommended prices from time- to-time in Franchisor’s reasonable discretion. Master Franchisee must comply with all of Franchisor’s policies regarding advertising and promotion, including the use and acceptance of coupons, participation in special offers, and participation in loyalty programs. Master Franchisee agrees to work with Franchisor to ensure price point optimization within the Country.

6.17 Surveillance System. Franchisor reserves the right to require Master Franchisee and its Franchisees purchase and equip the Wayback Burgers Restaurants with an audio and video surveillance system approved in writing in advance by Franchisor, including all required hardware, software, maintenance, and updates. If so required, Master Franchisee must post signs in the Wayback Burgers Restaurants, in size and form approved in writing in advance by Franchisor, notifying all employees and occupants of the Wayback Burgers Restaurants of the presence of such equipment. Franchisee agrees and acknowledges that Franchisor may remotely, or require Franchisee to, retrieve any and all data and images captured, recorded, or stored on such equipment.

6.18 Customer Surveys. Franchisor reserves the right to establish reasonable customer satisfaction standards and a scoring system for customer satisfaction ratings as prescribed from time to time in the Manuals or otherwise in writing, based on customer surveys conducted by Franchisor or its designee. Master Franchisee and its Franchisees shall continuously maintain acceptable customer satisfaction ratings (as reasonably determined by Franchisor and described in the Manuals or otherwise in writing) throughout the term hereof. Master Franchisee acknowledges and agrees that its maintenance and its Franchisees’ maintenance of such customer satisfaction ratings throughout the term hereof is a material obligation of Master Franchisee and Franchisees hereunder.

6.19	Online Ordering / Delivery Services.

6.19.1    Master Franchisee shall not, without Franchisor’s prior, written approval, provide any online ordering or delivery of any food or beverage items off the premises of any Company-Operated Wayback Burgers Restaurant, either directly or through a specified online or digital ordering and delivery platform (collectively “Delivery Service”). Further, Master Franchisee shall ensure that none of its Franchisees provide Delivery Service off the premises of any Franchised Wayback Burgers Restaurant without Franchisor’s prior, written approval. Franchisor reserves the right to require that Master Franchisee and/or its Franchisees provide Delivery Service of all approved menu items to customers during the term of this Agreement.

6.19.2	Master Franchisee acknowledges and agrees that:

6.19.2.1                      Franchisor has the right to condition its approval of any Delivery Service platform proposed by Master Franchisee or its Franchisees, or Franchisor’s required use of a Delivery Service platform, to be in accordance with Franchisor’s then-current delivery standards as set forth in the Manual or as Franchisor otherwise directs in writing from time-to-time;

6.19.2.2                      Such standards may include, but are not limited to, the specified Delivery Service platform, the requirement that such Delivery Service platform report sales directly to Franchisor, minimum delivery hours, acceptable methods of payment, product handling, packaging, and food safety standards, other customer service standards, and Franchisor’s specification of the minimum and maximum delivery area; and

6.19.2.3                      If granted by Franchisor, Master Franchisee’s and its Franchisees’ delivery rights are not exclusive, and any Wayback Burgers Restaurant may accept delivery orders and provide delivery at any location, including to customers in proximity to any other Wayback Burgers Restaurant.

6.20 Mobile Applications. Franchisor may establish or use, and require Master Franchisee and Franchisees to use, one or more mobile applications (a “Mobile App”) for online ordering or electronic payments, or any similar or related application for use in connection with the System. The term “Mobile App” shall include any application for use on smart phones, tablets, other mobile devices, computers, and/or other electronic devices, and may include a loyalty or reward program or other features. If Franchisor requires Master Franchisee and Franchisees to use a Mobile App, then Master Franchisee and Franchisees shall comply with Franchisor’s requirements (as set forth in the Manuals or otherwise in writing) for connecting to, and utilizing, such technology in connection with their operation of the Wayback Burgers Restaurants. Franchisor reserves the right to require that Master Franchisee and/or its Franchisees pay Franchisor or a third party for the development or use of any such Mobile App.

6.21 Outside Eating Area. Where provided in the lease for the premises of a Wayback Burgers Restaurant, Master Franchisee shall, and shall require Franchisees to, provide a covered outside eating area in accordance with Franchisor’s standard plans for Wayback Burgers restaurants. The size of each such outside eating area shall be determined by Franchisor in its sole discretion consistent with the terms of the applicable lease.

6.22          Protection of Personal Information. Master Franchisee shall use its best efforts to protect customers against a cyber-event, identity theft, or theft of personal information. Master Franchisee agrees to comply fully with (a) all applicable federal, provincial and local laws and regulations relating to data and personal privacy, data security (including but not limited to the use, storage, transmission, and disposal of data, regardless of media type), security breaches, and electronic payments; (b) the operating rules and regulations of all credit card, debit card and/or ACH processors and networks that are utilized in the System; and (c) Franchisor’s security policies and guidelines; all as may be amended from time to time. Master Franchisee must notify Franchisor immediately, but no more than three (3) business days, after Franchisee becomes aware of or is notified about, any cyber-event, identity theft, or theft of personal information related to any customer or employee of the Master Franchise Business or that relates to the Master Franchise Business, and must, upon Franchisor’s request, immediately provide notice to all customers, employees, and any other individuals of such event in such form as Franchisor may direct.

6.23 Prospective Franchisees. Before offering to sell or selling any franchises hereunder, Master Franchisee shall have obtained Franchisor’s written approval pursuant to Section 2.4 hereof and shall, in dealing with prospective Franchisees:

6.23.1    Obtain Franchisor’s prior written approval of the amount of the Store Opening Fees and Royalty Fees to be payable by all Franchisees to Master Franchisee under Franchise Agreements for Franchised Wayback Burgers Restaurants in the Country;

6.23.2    Make no representations or warranties in conflict with the terms and conditions of the Franchise Agreement, the Manuals, or other related documents;

6.23.3    Make no representations or warranties, express or implied, as to the potential volume, profits, or success of the business venture contemplated by the Franchise Agreement; and

6.23.4    Comply with any applicable law requiring disclosure of information to a prospective Franchisee or registration of any agreements or disclosure documents prior to the sale of a franchise in the Country. Master Franchisee shall not register or distribute to a prospective franchisee any agreement, disclosure document, or subsequent modification thereof, without Franchisor’s prior written approval. Franchisor shall use its best efforts to review any proposed documents within thirty (30) days of Master Franchisee’s submission to Franchisor. Master Franchisee shall pay all costs and expenses in preparing any required disclosure document and agreements.

6.24 Franchise Agreement Procedure. With respect to each Franchisee, Master Franchisee agrees to:

6.24.1    Execute with each Franchisee, and transmit to Franchisor, each Franchise Agreement within thirty (30) days of execution of the Franchise Agreement;

6.24.2    Enter into each Franchise Agreement in the form attached hereto and as approved by Franchisor (including, without limitation, Franchisor’s site approval form); and

6.24.3    Provide Franchisor with the date of the opening of each Franchised Wayback Burgers Restaurant at least thirty (30) days prior to opening.

6.25 Franchise Sale Reports. Master Franchisee shall provide a daily report (as directed by Franchisor), using such software or point of sale system as Franchisor requires, of the Gross Sales of each Franchised Wayback Burgers Restaurant operating in the Country during the term hereof at such times and in such form as Franchisor requires.

6.26	Additional Franchisee Information. Franchisor reserves the right from time to time

(1) to require that Master Franchisee provide to Franchisor such other information related to such Franchisees as Franchisor reasonably requests, and (2) to conduct a survey among Franchisees for information related to the Franchised Wayback Burgers Restaurants.

6.27 Master Franchisee Training Obligations. Provided Franchisor has authorized the sale of Franchises hereunder and is satisfied that Master Franchisee’s employees have successfully completed their training, and is further satisfied that Master Franchisee is capable of successfully training its managers and employees, the Franchises, and their managers and employees, Master Franchisee shall furnish training to such managers and employees, as described in this Section 6.27.

6.27.1    Master Franchisee shall employ a trainer who shall complete, to Franchisor’s satisfaction, Franchisor’s training program at no charge to Master Franchisee.

If such trainer ceases to be Master Franchisee’s trainer, Master Franchisee shall immediately employ a replacement trainer who shall, prior to such replacement, attend Franchisor’s training program fully. Upon equipping the training facility, Master Franchisee’s trainer shall provide training to Master Franchisee’s and Franchisees managers and employees, at such training facility. Master Franchisee shall be responsible for any and all expenses incurred by Master Franchisee’s employees in connection with attendance at such trainer training, including, without limitation, travel costs, lodging, meals, and employees’ salaries.

6.27.2    Master Franchisee shall provide, equip, and commence operation of a training program using such trainer which will obtain the same results in training as does the training school of Franchisor or its affiliates in the United States, as determined by Franchisor, for the purpose of providing training as required hereunder and under each Franchise Agreement. Master Franchisee shall expand such facility as necessary from time to time.

6.27.3    From time to time, Franchisor may inspect Master Franchisee’s training facility and may attend and/or conduct an audit of Master Franchisee’s training program. If Franchisor, in its sole judgment, determines there are deficiencies in Master Franchisee’s training facility or training program, Master Franchisee promptly shall take such action as is required by Franchisor to correct such deficiencies, including, without limitation, (a) replacing Master Franchisee’s trainer, (b) requiring Master Franchisee’s trainer to attend additional training in the United States, at Franchisor’s sole cost and expense, or (c) requiring Master Franchisee’s and Franchisees’ employees to attend the initial training program of Franchisor or its affiliates in the United States, at Franchisor’s sole cost and expense. Master Franchisee shall be responsible for any and all expenses incurred by Master Franchisee’s employees in connection with attendance at such training, including, without limitation, travel costs, lodging, meals, and employees’ salaries.

6.28 Duties to Franchisees. For each Franchisee, Master Franchisee shall, at its sole expense, promptly fulfill all its duties, require each Franchisee to fulfill all of its duties, and enforce all the terms and conditions, under each Franchise Agreement, including, without limitation, to:

6.28.1    Loan each Franchisee one (1) copy of Franchisor’s Manuals in the language of the Country;

6.28.2    Furnish to Franchisees such information, instructions, techniques, data, instructional materials, forms and other operational developments pertaining to the offer and sale of System products and services as may be developed by Franchisor from time to time in connection with its operation of the System;

6.28.3    Furnish to Franchisees an initial training program as required in the Franchise Agreement;

6.28.4    Provide additional advisory assistance to Franchisees by telephone and in written materials in connection with operation of the Franchised Wayback Burgers

Restaurant, on such terms and conditions as Franchisor determines and sets forth in the Manuals, or otherwise;

6.28.5    At the request of Franchisor, specify the accounting procedures, systems and formats to be utilized by Franchisees in the operation of each Franchised Wayback Burgers Restaurant;

6.28.6    Visit each Franchised Wayback Burgers Restaurant in the Country at least four (4) times each year for at least one (1) day each, during the term of the relevant Franchise Agreement and any renewals thereof, in order to provide continuing assistance as reasonably requested by the Franchisee, to inspect the premises of such Franchised Wayback Burgers Restaurant to determine whether Franchisee’s continued operation is in conformity with Franchisor’s procedures, standards, and specifications, and to verify compliance by Franchisee and Franchisee’s employees with all applicable laws, rules, regulations, and procedures; and

6.28.7    Monitor (and submit to Franchisor, at Franchisor’s request, written reports on such forms and at such times as Franchisor may request) and, upon Franchisor’s request, promptly take all steps necessary to remedy any and all matters reasonably requested by Franchisor, including, without limitation:

6.28.7.1    Any apparent deficiencies and problems concerning the uniformity and quality of service provided by the Franchisee;

6.28.7.2    Any apparent opportunities for the Franchisee to improve its performance;

6.28.7.3    Any apparent deviations from Franchisor’s operating procedures, standards, and specifications or from proper usage of the Proprietary Marks; and

6.28.7.4	Any apparent violations of applicable laws, rules, or regulations.

6.29 Notice of Actions. Master Franchisee shall notify Franchisor by phone immediately upon commencement and in writing within five (5) days of the commencement of any action, suit, or proceeding, and of the issuance of any order, writ, injunction, award or decree of any court, agency, or other governmental instrumentality, which may adversely affect the operation or financial condition of the Master Franchise Business, any Wayback Burgers Restaurant, the Franchisor or the Proprietary Marks.

6.30 Wayback Burgers Franchisee Convention. Master Franchisee shall attend the Wayback Burgers’ annual or periodic franchisee convention at such time and place designated by Franchisor at Master Franchisee’s cost and expense. Master Franchisee shall also require Franchisees to attend such convention at their cost and expense.

6.31	Computer System and Required Software.

6.31.1    Franchisor shall have the right to specify or require that certain brands, types, makes, and/or models of communications, computer systems, and hardware be used by Master Franchisee and its Franchisees, including without limitation: (a) back office and point of sale systems, data, audio, video, and voice storage, retrieval, and transmission systems for use at the Restaurant; (b) printers and other peripheral hardware or devices; (c) archival back-up systems; (d) Internet access mode and speed; and (e) physical, electronic, and other security systems (collectively, the “Computer System”).

6.31.2    Franchisor shall have the right, but not the obligation, to develop or have developed for it, or to designate: (a) computer software programs, cloud computing systems, or remote storage systems, that Master Franchisee and its Franchisees must use in connection with the Computer System (the “Required Software”), which Master Franchisee and its Franchisees shall access and utilize at Master Franchisee’s expense; (b) updates, supplements, modifications, or enhancements to the Required Software, which Master Franchisee and its Franchisees shall access and utilize at Master Franchisee’s expense; (c) the tangible and remote media upon which Master Franchisee and its Franchisees records data; and (d) the database file structure of the Computer System. Master Franchisee and its Franchisees shall not use or download any software that has not been approved by Franchisor in writing prior to use.

6.31.3    At Franchisor’s request, Master Franchisee and its Franchisees shall purchase or lease, and thereafter maintain, the Computer System and, if applicable, the Required Software. Franchisor shall have the right at any time to remotely retrieve and use such data and information from Master Franchisee’s and its Franchisees’ Computer System or Required Software that Franchisor deems necessary or desirable. Master Franchisee and its Franchisees shall provide Franchisor with all user names and passwords required to access files and other information contained on the Computer System. Master Franchisee and its Franchisees shall maintain all financial and other information as specified by Franchisor on the Computer System. Master Franchisee and its Franchisees expressly agree to strictly comply with Franchisor’s standards and specifications for all items associated with Master Franchisee’s and its Franchisees’ Computer Systems and any Required Software in accordance with Franchisor’s standards and specifications. Master Franchisee and its Franchisees agree, at Master Franchisee’s own expense, to keep Master Franchisee’s and its Franchisees’ Computer Systems in good maintenance and repair and install such additions, changes, modifications, substitutions, and/or replacements to Master Franchisee’s and its Franchisees’ Computer System or Required Software as Franchisor directs from time to time in writing. Master Franchisee agrees that its, and its Franchisees, compliance with this Section 6.31 shall be at Master Franchisee’s sole cost and expense.

6.31.4    Franchisor reserves the right to charge Master Franchisee a reasonable monthly license fee for the Required Software or for other related services.

7.	PROPRIETARY MARKS AND TECHNOLOGY

7.1     Franchisor Representations. Franchisor represents with respect to the Proprietary Marks that:

7.1.1	Franchisor is the owner of the Proprietary Marks;

7.1.2        Franchisor has the right to use, and to license others to use, the Proprietary Marks described in Exhibit D hereto. Master Franchisee acknowledges and agrees that the Franchisor may be unable to obtain registration in the Country of some or all of the Proprietary Marks for which application is made, and Franchisor shall not incur any liability to Master Franchisee for any failure to obtain such registration; and

7.1.3        Franchisor has taken and will take all steps reasonably necessary to preserve and protect the ownership and validity of the Proprietary Marks.

7.2     Master Franchisee’s Use of Marks. With respect to Master Franchisee’s licensed use of the Proprietary Marks pursuant to this Agreement, Master Franchisee agrees that:

7.2.1        Master Franchisee shall use only the Proprietary Marks designated by Franchisor, and shall use them only in the manner authorized and permitted by Franchisor;

7.2.2        Master Franchisee shall use the Proprietary Marks only for the operation of and in conjunction with the Company-Operated Wayback Burgers Restaurants and the Master Franchise Business;

7.2.3        Unless otherwise authorized or required by Franchisor, Master Franchisee shall, and shall ensure that Franchisees, operate and advertise the Company-Operated Wayback Burgers Restaurants (or Franchised Wayback Burgers Restaurants, as appropriate) only under the name “Wayback Burgers” and use all Proprietary Marks without prefix or suffix. Neither Master Franchisee may nor any Franchisee may use the Proprietary Marks as part of its corporate or other legal name;

7.2.4        During the term of this Agreement and any renewal or extension hereof, Master Franchisee shall identify itself as the owner of the Master Franchise Business and each Company-Operated Wayback Burgers Restaurant (in the manner required by Franchisor) in conjunction with any use of the Proprietary Marks, including, but not limited to, on invoices, order forms, receipts, business stationery, credit applications, and contracts with all third parties or entities, as well as the display of such notices in such content and form and at such conspicuous locations as Franchisor may designate in writing;

7.2.5        Master Franchisee shall have the right to sub-license the Proprietary Marks to Franchisees for use in connection with the Franchised Wayback Burgers Restaurants in accordance with the terms of this Agreement and the Franchise Agreements;

7.2.6        Master Franchisee’s right to use the Proprietary Marks is limited to such uses as are authorized under this Agreement, and any unauthorized use thereof shall constitute an infringement of Franchisor’s rights and will entitle Franchisor to exercise all of its rights under this Agreement in addition to all rights available at law or in equity;

7.2.7        Neither Master Franchisee nor any Franchisee shall use the Proprietary Marks to incur any obligation or indebtedness on behalf of Franchisor;

7.2.8        Master Franchisee shall comply with Franchisor’s instructions in filing and maintaining the requisite trade name or fictitious name registrations, and shall execute any documents (including without limitation, a trademark license agreement) deemed necessary by Franchisor or its counsel so that Franchisor may obtain protection for the Proprietary Marks or maintain their continued validity and enforceability in the Country;

7.2.9        Upon termination of this Agreement, Master Franchisee shall cease to use any of the Proprietary Marks, shall assign to Franchisor all of Master Franchisee’s rights, registrations and listings of the Proprietary Marks in a form suitable for filing or recording in governmental offices in the Country, and Master Franchisee shall destroy all of Master Franchisee’s personal property bearing the Proprietary Marks, including without limitation, advertising, promotional and packaging materials, and any letterhead;

7.2.10    Master Franchisee shall not apply, in any country, or cause any third party to apply, or assist, directly or indirectly, any third party to apply, in any country, for registration of any trademark or service mark that uses the mark or word(s) “Jake’s”, “Wayback” or “Wayback Burgers” or is the same as or confusingly similar to any of the Proprietary Marks;

7.2.11    Master Franchisee shall promptly notify Franchisor of any suspected unauthorized use of the Proprietary Marks, any challenge to the validity of the Proprietary Marks, or any challenge to Franchisor’s ownership of, Franchisor’s right to use and to license others to use, or Master Franchisee’s or any Franchisee’s right to use, the Proprietary Marks including by Franchisees. Master Franchisee acknowledges that Franchisor has the sole right to direct and control any administrative proceeding or litigation involving the Proprietary Marks, including any settlement thereof. Franchisor has the right, but not the obligation, to take action against uses by others that may constitute infringement of the Proprietary Marks. Franchisor shall defend Master Franchisee or any Franchisee against any third-party claim, suit, or demand arising out of Master Franchisee’s or any Franchisee’s use of the Proprietary Marks. If Franchisor, in its sole discretion, determines that Master Franchisee or Franchisee has used the Proprietary Marks in accordance with this Agreement, the cost of such defense, including the cost of any judgment or settlement, shall be borne by Franchisor. If Franchisor, in its sole discretion, determines that Master Franchisee or Franchisee has not used the Proprietary Marks in accordance with this Agreement or has failed to enforce the Franchise Agreement provision regarding proprietary marking, the cost of such defense, including the cost of any judgment or settlement, shall be borne by Master Franchisee or such Franchisee, as applicable. In the event of any litigation relating to Master Franchisee’s or any Franchisee’s use of the Proprietary Marks, Master Franchisee or such Franchisee shall execute any and all documents and do such acts as may, in the opinion of Franchisor, be necessary to carry out such defense or prosecution, including, but not limited to, becoming a nominal party to any legal action. Except to the extent that such litigation is the result of Master Franchisee’s or any Franchisee’s use of the Proprietary Marks in a manner inconsistent with the terms of this Agreement, Franchisor agrees to reimburse Master Franchisee or such Franchisee for its out-of-pocket costs in doing such acts; and

7.2.12    Except as otherwise required by Franchisor pursuant to Section 7.4, Master Franchisee shall not attempt to register or otherwise obtain any interest in any Internet domain name or URL containing any of the Proprietary Marks or any other word, name, symbol or device which is likely to cause confusion with any of the Proprietary Marks.

7.3     Master Franchisee Acknowledgements. Master Franchisee expressly understands and acknowledges that:

7.3.1        Master Franchisee will not challenge that Franchisor is the owner of all right, title, and interest in and to the Proprietary Marks and the goodwill associated with them, and Master Franchisee will not challenge that Franchisor has the right to use, and license others to use, the Proprietary Marks;

7.3.2        The Proprietary Marks are valid and serve to identify the System and those who are authorized to operate under the System;

7.3.3        During the term of this Agreement and after its expiration or termination, Master Franchisee shall not directly or indirectly contest the validity of Franchisor’s ownership of, or Franchisor’s right to use and to license others to use, the Proprietary Marks;

7.3.4        Master Franchisee’s use of the Proprietary Marks does not give Master Franchisee any ownership interest or other interest in or to the Proprietary Marks, other than the nonexclusive license granted herein;

7.3.5        Any and all goodwill arising from Master Franchisee’s or Franchisees’ use of the Proprietary Marks shall inure solely and exclusively to the benefit of the Franchisor, and upon expiration or termination of this Agreement and the license granted herein, no monetary amount shall be assigned to Master Franchisee or any of its principals, affiliates, subsidiaries, successors, licensees or assigns as attributable to any goodwill associated with Master Franchisee’s or Franchisees’ use of the System or the Proprietary Marks;

7.3.6        Except as specified in Section 1.3 hereof, the license of the Proprietary Marks granted hereunder to Master Franchisee is nonexclusive, and Franchisor thus has and retains the rights, among others, except as provided herein or in any other written agreement: (a) to use the Proprietary Marks itself in connection with selling products, merchandise, and services; (b) to grant other licenses for the Proprietary Marks; (c) to develop and establish other systems using the Proprietary Marks, similar proprietary marks, or any other proprietary marks; and (d) to grant licenses thereto without providing any rights therein to Master Franchisee; and

7.3.7        Franchisor reserves the right, in Franchisor’s sole discretion, to modify, add to, or discontinue use of the Proprietary Marks, or to substitute different proprietary marks,

for use in identifying the System and the businesses operating thereunder. Master Franchisee agrees promptly to comply, and to require Franchisees to comply, with such changes, revisions and/or substitutions, and to bear all the costs of modifying signs, advertising materials, interior graphics and any other items which bear the Proprietary Marks to conform therewith.

7.4     Websites. Unless otherwise approved in writing by Franchisor or set forth in the Manual, neither Master Franchisee nor Franchisees shall establish a separate Website in connection with the Wayback Burgers Restaurants. However, Franchisor shall have the right to establish one or more webpages within Franchisor’s Website, which is currently www.waybackburgers.com but may be changed by Franchisor in its sole discretion. Master Franchisee must maintain a high-speed Internet access connection and shall update and add content to such webpage(s) from time-to-time as Franchisor directs. Franchisor shall have the right to restrict Master Franchisee’s ability to edit its webpage(s) in Franchisor’s sole discretion. The term “Website” means an interactive electronic document contained in a network of computers linked by communications software, commonly referred to as the Internet or World Wide Web, including, but not limited to, any account, page, or other presence on a social or business networking media site, such as Facebook, Twitter, Linked In, and on-line blogs and forums (“Networking Media Sites”). Franchisor shall have the right to require Master Franchisee and Franchisees to establish accounts or “pages,” and maintain an active presence (consisting of at least two (2) postings per week), on such Networking Media Sites as Franchisor designates or approves in the Manual or otherwise in writing. Master Franchisee shall not make any posting or other contribution to a Networking Media Site relating to Franchisor, the System, the Proprietary Marks, or the Master Franchise Business that (a) is derogatory, disparaging, or critical of Franchisor, (b) is offensive, inflammatory, or indecent, (c) harms the goodwill and public image of the System and/or the Proprietary Marks, or (d) violates Franchisor’s policies relating to the use of Networking Media Sites. Franchisor shall have the right to require that Master Franchisee not have any Website other than the webpage(s), if any, made available on Franchisor’s Website. However, if Franchisor approves a separate Website for Master Franchisee (which Franchisor is not obligated to approve; and, which approval, if granted, may later be revoked by Franchisor), then each of the following provisions shall apply:

7.4.1        Master Franchisee specifically acknowledges and agrees that any Website owned, established, or maintained by or for the benefit of Master Franchisee or a Franchisee shall be deemed “advertising” under this Agreement and will be subject to, among other things, Franchisor’s prior review and approval;

7.4.2        Before establishing any Website, Master Franchisee shall submit to Franchisor, for Franchisor’s prior written approval, a sample of the proposed Website domain name, format, visible content (including, without limitation, proposed screen shots), and non-visible content (including, without limitation, meta tags) in the form and manner Franchisor may reasonably require;

7.4.3        If approved, Master Franchisee shall not materially modify such Website without Franchisor’s prior written approval as to such proposed modification;

7.4.4        Master Franchisee shall comply with the standards and specifications for Websites that Franchisor may periodically prescribe in the Manual or otherwise in writing;

7.4.5        If required by Franchisor, Master Franchisee shall establish such hyperlinks to Franchisor’s Website and other Websites as Franchisor may request in writing; and

7.4.6        Master Franchisee will provide Franchisor at all times with current administrator-level access credentials, usernames, passwords, tokens, and all other information and items required for complete access to, and control over, any online presence or social networking activities (collectively, the “Access Credentials”). In the event that Master Franchisee fails to comply with the requirements of this Section with respect to its online presence and/or social networking activities, Franchisor and its representatives may use the Access Credentials, access the foregoing resources and correct them to comply with the requirements of this Section, without being guilty of trespass, conversion, infringement or any similar tort. Master Franchisee will pay Franchisor, on demand, all charges incurred by Franchisor in taking such corrective action, plus interest from the date the charges were paid by Franchisor until reimbursement is received.

7.5              Domain Names. Master Franchisee acknowledges and agrees that if Franchisor grants its approval for Master Franchisee’s use of a generic, national, and/or regionalized domain name, Franchisor shall have the right to own and control said domain name at all times and may license it to Master Franchisee for the term of this Agreement on such terms and conditions as Franchisor may reasonably require (including, but not limited to, the requirement that Master Franchisee reimburse Franchisor’s costs for doing so). If Master Franchisee already owns any domain names, or hereafter registers any domain names, then Master Franchisee agrees that it shall notify Franchisor in writing and assign said domain names to Franchisor and/or a designee that Franchisor specifies in writing.

7.6              Online Use of Proprietary Marks and E-mail Solicitations. Master Franchisee and Franchisees shall not use the Proprietary Marks or any abbreviation or other name associated with Franchisor and/or the System as part of any e mail address, domain name, and/or other identification of Master Franchisee or if Franchisees in any electronic medium, except as set forth in the Manual. Master Franchisee agrees not to transmit or cause any other party to transmit advertisements or solicitations by e-mail or other electronic media without first obtaining Franchisor’s written consent as to: (a) the content of such e-mail advertisements or solicitations; and (b) Master Franchisee’s plan for transmitting such advertisements. In addition to any other provision of this Agreement, Master Franchisee shall be solely responsible for compliance with all laws pertaining to e-mails, including, but not limited to, the U.S. Controlling the Assault of Non- Solicited Pornography and Marketing Act of 2003 (known as the “CAN-SPAM Act of 2003”) and any other applicable anti-spam laws.

7.7              No Outsourcing without Prior Written Approval. Master Franchisee shall not hire and shall prohibit Franchisees from hiring, any third party or outside vendors to perform any services or obligations in connection with the Computer System, Required Software, or any other of Master Franchisee’s or Franchisees obligations without Franchisor’s prior written approval. Franchisor’s consideration of any proposed outsourcing vendor(s) may be conditioned upon, among other things, such third party or outside vendor’s entry into a confidentiality agreement with Franchisor and Master Franchisee in a form that is provided by Franchisor. The provisions of this Section 7.7 are in addition to and not instead of any other provision of this Agreement.

7.8              Changes to Technology. Master Franchisee and Franchisor acknowledge and agree that changes to technology are dynamic and not predictable within the term of this Agreement. In order to provide for inevitable but unpredictable changes to technological needs and opportunities, Master Franchisee agrees that Franchisor shall have the right to establish, in writing, reasonable new standards for the implementation of technology in the System; and Master Franchisee agrees that it Franchisees shall abide by those reasonable new standards established by Franchisor as if this Agreement were periodically revised by Franchisor for that purpose.

8.	CONFIDENTIAL MANUALS

8.1              Standards of Operation. In order to protect the reputation and goodwill of Franchisor and to maintain high standards of operation under the Proprietary Marks, Master Franchisee shall operate the Company-Operated Wayback Burgers Restaurants, and require Franchisees to operate the Franchised Wayback Burgers Restaurants, in accordance with the standards, methods, policies, and procedures specified in the Manuals, which Franchisor shall loan to Master Franchisee, or make available to Master Franchisee through a password-protected website, for the term of this Agreement upon completion by Master Franchisee, Master Franchisee’s Designee, or Master Franchisee’s Managers of the Initial Training Program, each to Franchisor’s satisfaction.

8.2     Confidentiality. Master Franchisee shall at all times treat the Manuals, any other manuals created for or approved for use in the operation of Wayback Burgers Restaurants, and the information contained therein as confidential, and shall use all reasonable efforts to maintain such information as secret and confidential. Except as provided under this Agreement, Master Franchisee shall not at any time, without Franchisor’s prior written consent, copy, duplicate, record or otherwise reproduce the foregoing materials, in whole or in part, nor otherwise make the same available to any unauthorized person.

8.3     Translation/Adaptation. Within one hundred and twenty (120) days from Master Franchisee’s receipt of the Manuals, Master Franchisee shall prepare a translation of the Manuals into the language of the Country, at its expense, and shall promptly submit such translation to Franchisor for its written approval. Master Franchisee may, at any time, propose to Franchisor changes in the Manuals to adapt the Manuals to the laws, customs, and market characteristics of the Country. Franchisor shall use its best efforts to review such proposed translation and proposed adaptations within thirty (30) days of Master Franchisee’s submission to Franchisor. Franchisor shall have the right to have a translator review the translation or have Master Franchisee translate such changes and proposed translation and adaptations into the English language, at Master Franchisee’s expense. Master Franchisee shall not use the translated Manuals or adapted Manuals without Franchisor’s prior written approval. Master Franchisee shall pay all costs and expenses in translating and adapting the Manuals for use in the Country. All requirements of this Agreement related to the Manuals (including without limitation, ownership) shall apply to both the English version of the Manuals and any such translated and/or adapted Manuals.

8.4     Franchisees’ Manuals. Master Franchisee shall furnish one (1) copy of the translated and/or adapted Manuals with identifying code (and approved changes thereto) to each Franchisee which has executed a Franchise Agreement. Master Franchisee shall maintain, and shall promptly furnish to Franchisor upon request, a master list of all copies of the Manuals prepared and distributed in the Country under the terms hereof.

8.5     Exclusive Property. The Manuals shall at all times remain the sole property of Franchisor and shall be kept in a secure place in all Wayback Burgers Restaurants.

8.6     Revisions to Manuals. Franchisor may from time to time revise the contents of the Manuals and Franchisee expressly agrees to comply with each new or changed provision to the extent applicable to the Country. Master Franchisee shall ensure that the Manuals are kept current at all times. In the event of any dispute as to the contents of the Manuals, the terms of the master copy maintained by Franchisor at Franchisor’s home office, in the English language, shall be controlling.

9.	CONFIDENTIAL INFORMATION

9.1     Confidential Information. Master Franchisee shall not, during the term of this Agreement or thereafter, communicate, divulge, or use for the benefit of any other person, partnership, association, limited liability company or corporation any confidential information, knowledge, or know-how concerning the System, the Master Franchise Business, or the methods of operation of the Wayback Burgers Restaurants, including, without limitation, recipes, cooking methods, preparation of menu items, drawings, architectural plans, suppliers, equipment, product costs, accounting methods, including both paper and electronic spreadsheets, or advertising which may be communicated to Master Franchisee, or of which Master Franchisee may be apprised, by virtue of Master Franchisee’s operation under this Agreement. Master Franchisee shall divulge such confidential information only to its employees, the Franchisees, and its Franchisees’ employees, as must have access to it in order to operate the Master Franchise Business and Wayback Burgers Restaurants, as applicable. Any and all information, knowledge, and know-how, including, without limitation, recipes, drawings, materials, equipment specifications, techniques, and other data, which Franchisor designates as confidential shall be deemed confidential for purposes of this Agreement.

9.2     Irreparable Injury. Master Franchisee acknowledges that any failure to comply with the requirements of this Section 9 may cause Franchisor irreparable harm and injury for which money damages would be wholly inadequate, and Master Franchisee agrees to pay all court costs and reasonable attorneys’ fees incurred by Franchisor in obtaining specific performance of, or any injunction against violation of, the requirements of this Section 9, or such other relief sought by Franchisor.

9.3     Confidentiality Agreements. At Franchisor’s request, Master Franchisee shall require Master Franchisee’s Designee and Managers and other such personnel having access to any of Franchisor’s confidential information to execute non-competition covenants and covenants that they will maintain the confidentiality of information they receive in connection with their employment by Master Franchisee. Such covenants shall be in the form attached hereto as Exhibit E.

10.	INSURANCE

10.1 Minimum Insurance. Master Franchisee shall procure, prior to the commencement of any operations under this Agreement, and shall maintain in full force and effect at all times during the term of this Agreement, at Master Franchisee’s expense, an insurance policy or policies protecting Master Franchisee, Franchisor, and their respective officers, directors, partners, agents and employees against any demand or claim with respect to personal injury, death or property damage, business interruption, or any loss, liability or expense whatsoever arising or occurring upon or in connection with the Master Franchise Business or the Company-Operated Wayback Burgers Restaurants, including, but not limited to, comprehensive general liability insurance, property and casualty insurance, business interruption insurance, statutory workers’ compensation insurance, employer’s liability insurance, auto and product liability insurance. Such policy or policies shall be written by a responsible carrier or carriers acceptable to Franchisor, shall name Franchisor as an additional named insured as specified by Franchisor, and shall provide at least the types and minimum amounts of coverage specified in the Manuals.

10.2 Non-Waiver. Master Franchisee’s obligation to obtain and maintain the foregoing policy or policies in the amounts specified shall not be limited in any way by reason of any insurance which may be maintained by Franchisor, nor shall Master Franchisee’s performance of that obligation relieve it of liability under the indemnity provisions set forth in Section 18.4 of this Agreement. All coverages described above may be adapted to law and custom in the Country.

10.3 Franchisor Entitled to Recover. All public liability and property damage policies shall contain a provision that Franchisor, although named as an insured, shall nevertheless be entitled to recover under such policies on any loss occasioned to Franchisor or its servants, agents or employees by reason of the negligence of Master Franchisee or its Franchisees or its servants, agents or employees.

10.4 Certificates of Insurance. Prior to the date any construction of the first Company- Operated Wayback Burgers Restaurant is commenced, and thereafter at least thirty (30) days prior to the expiration of any policy, Master Franchisee shall submit to Franchisor, in the English language, evidence of satisfactory insurance and proof of payment therefor to Franchisor, and Certificates of Insurance evidencing the proper types and minimum amounts of coverage. All Certificates shall expressly provide that no less than thirty (30) days’ prior written notice shall be given Franchisor in the event of material alteration to or cancellation of the coverages evidenced by such Certificates.

10.5 Franchisor’s Right to Procure Insurance. Should Master Franchisee, for any reason, fail to procure or maintain the insurance required by this Agreement, as such requirements may be revised from time to time by Franchisor in the Manuals or otherwise in writing, Franchisor shall have the right and authority (but not the obligation) to procure and maintain such insurance in Franchisee’s name and to charge same to Franchisee, which charges, together with a reasonable fee for Franchisor’s expenses in so acting, shall be payable by Franchisee immediately upon notice. The foregoing remedies shall be in addition to any other remedies Franchisor may have.

11.	CORPORATE OR LIMITED LIABILITY COMPANY

11.1 Master Franchisee Corporation. If Master Franchisee is a corporation, Master Franchisee shall comply with the following requirements:

11.1.1    Master Franchisee shall be newly organized and its charter shall at all times provide that its activities are confined exclusively to operating the Master Franchise Business;

11.1.2    Copies of Master Franchisee’s Articles of Incorporation, Bylaws and other governing documents, and any amendments thereto, including the resolution of the Board of Directors authorizing entry into this Agreement, shall be promptly furnished to Franchisor;

11.1.3    Master Franchisee shall maintain stop-transfer instructions against the transfer on its records of any equity securities; each stock certificate of Franchisee shall have conspicuously endorsed upon its face a statement in a form satisfactory to Franchisor that it is held subject to, and that further assignment or transfer thereof is subject to, all restrictions imposed upon assignments by this Agreement; provided, however, that the requirements of this Section 11.1.3 shall not apply to a publicly-held corporation; and

11.1.4    Master Franchisee shall maintain a current list of all owners of record and all beneficial owners of any class of voting securities or securities convertible into voting securities of Master Franchisee and shall furnish the list to Franchisor upon request or upon any change of ownership.

11.2          Master Franchisee Limited Liability Company. If Master Franchisee or any successor to or assignee of Master Franchisee is a limited liability company (including, but not limited to, kabushiki kaisha or godo kaisha under Japanese law), it shall comply with the following requirements:

11.2.1    Master Franchisee must be newly organized and the articles of incorporation must at all times provide that the business objectives of the Master Franchisee shall be exclusively to operate the Master Franchise Business;

11.2.2    Master Franchisee shall furnish Franchisor with a copy of its articles of incorporation and corporate registration as well as such other governing documents as Franchisor may reasonably request, and any amendments thereto;

11.2.3    The articles of incorporation shall at all times note conspicuously that membership rights are held subject to, and that further assignment or transfer thereof are subject to, all restrictions imposed upon assignments by the Franchise Agreement, or if the Master Franchisee is a kabushiki kaisha, the articles of incorporation shall at all times note conspicuously that the transfer of shares in the Master Franchisee shall be subject to approval of the Board of Directors or General Meeting of Shareholders, as applicable; and

11.2.4    Master Franchisee shall prepare and furnish to Franchisor, upon request, a list of all shareholders or members in Master Franchisee or parties that hold any ownership interest in the Master Franchisee.

11.3 Guaranty and Indemnification. Master Franchisee warrants and represents that the individuals listed in Exhibit B hereto are the “Owner(s)” of Master Franchisee. If Master Franchisee is a corporation, partnership, or other entity, or if any successor to or assignee of Master Franchisee is a corporation, partnership, or other entity, then all of the Owners thereto, each person who is or becomes an Owner, must execute a Guarantee, Indemnification, and Acknowledgment, in the form attached hereto as Exhibit F and incorporated herein by reference, undertaking to be bound jointly and severally by the terms and obligations of this Agreement.

12.	ACCOUNTING AND RECORDS

12.1 Weekly Gross Sales. For each Wayback Burgers Restaurant in the Country, Master Franchisee shall record, or shall require Franchisees to record, all sales on a point-of-sale record keeping and control system designated by Franchisor, or on any other equipment specified by Franchisor in the Manuals or otherwise in writing. Master Franchisee, or Franchisees as applicable, shall maintain a record of all Sales and payroll on spreadsheets or other reporting system provided by Franchisor. Master Franchisee shall provide Franchisor with such weekly record by the close of business on each Monday for the week ending the preceding Sunday by e- mail or such other means as designated by Franchisor in writing, including, but not limited to, an intranet website. Master Franchisee and each Franchisee shall prepare, and shall preserve for at least three (3) years from the dates of their preparation, daily cash register reports, complete and accurate books, records and accounts in accordance with generally accepted accounting principles in the Country, consistently applied, and in the form and manner prescribed by Franchisor from time to time in the Manuals or otherwise in writing.

12.2 Recording of Gross Sales. For each Wayback Burgers Restaurant in the Country, Master Franchisee shall record, and shall require Franchisees to record, all Gross Sales, sales tax, value-added taxes, and charges collected on behalf of third parties in accordance with the procedures prescribed in the Manuals.

12.3 Annual Financial Statements. Master Franchisee shall submit to Franchisor, for Master Franchisee, and each Franchisee, an annual balance sheet and income statement, as defined under generally accepted accounting principles in the Country, prepared by an independent accounting firm for each preceding fiscal year within two and a half (2½) months after the end of Master Franchisee’s tax year.

12.4 Audits. Franchisor and its designated agents shall have the right at all reasonable times to examine and copy, at Franchisor’s expense, the books, records, accounts and tax returns of Master Franchisee and each Franchisee. Franchisor shall have the right at all reasonable times to remove such books, records, accounts and tax returns for copying. Franchisor shall also have the right, at any time, to have an independent audit made of the books of Master Franchisee and each Franchisee. If an inspection should reveal that any payments have been understated by 2% or greater in any report to Franchisor, then Master Franchisee shall immediately pay to Franchisor the amount understated upon demand, in addition to interest from the date such amount was due until paid, at the rate of five (5) percentage points above LIBOR on the day such amount was due or the maximum rate permitted by law whichever is less, plus all of Franchisor’s costs and expenses in connection with the inspection, including, without limitation, travel costs, lodging and wage expenses, and reasonable accounting and legal costs. The foregoing remedies shall be in addition to any other remedies Franchisor may have.

12.5 Spreadsheets. As required by Franchisor, Master Franchisee shall submit to Franchisor spreadsheets reflecting the Wayback Burgers Restaurants sales, payroll and inventory.

12.6 Point-of-Sale System. Franchisor reserves the right to require Master Franchisee and each Franchisee at any time to make required upgrades to the point-of-sale system at each Wayback Burgers Restaurant, at Master Franchisee’s (or Franchisee’s, as applicable) sole cost and expense, to provide Franchisor with immediate and online access to business information or data collected and generated on each point-of-sale system, as described in Section 6.31.3 hereof, and images or data captured or recorded by the audio and video surveillance system, as described in Section 6.17 hereof.

12.7 Vendors and Suppliers. Master Franchisee shall explicitly notify all vendors, suppliers and third parties that Franchisor is a separate entity from Master Franchisee and any Franchisees, and Franchisor has no obligation to satisfy, or liability for, any of Master Franchisee’s or Franchisee’s indebtedness. Master Franchisee agrees and acknowledges that Franchisor may obtain from any vendors or suppliers any information regarding Master Franchisee’s account terms, arrangements, balances, and payment history.

12.8 Additional Information. Master Franchisee shall also submit to Franchisor, for review and audit, such other forms, periodic and other reports, records, information, and data as Franchisor may reasonably designate concerning Master Franchisee and/or its Franchisees, in the form and at the times and places reasonably required by Franchisor, upon request and as specified from time to time in the Manuals or otherwise in writing.

13.	ADVERTISING AND PROMOTION

Recognizing the value of advertising and promotion, and the importance of the standardization of advertising and promotional programs to the furtherance of the goodwill and public image of the System, the parties agree as follows:

13.1 Grand Opening. From thirty (30) to ninety (90) days after opening each Wayback Burgers Restaurant in the Country, or as otherwise determined by Franchisor, Master Franchisee shall conduct grand opening advertising in the form and manner prescribed by Franchisor in writing. Master Franchisee or Franchisee, as appropriate, must spend at least Five Thousand U.S. Dollars (U.S. $5,000) on initial grand opening advertising for each Wayback Burgers Restaurant.

13.2 Local Advertising and Promotion. In addition to the grand opening advertising required by Section 13.1 hereof, for each week during the term of this Agreement, Master Franchisee shall expend at least an amount equal to three percent (3%) of the weekly Gross Sales for each Wayback Burgers Restaurant in the Country on local marketing, advertising, and promotion in such manner as Franchisor may, in its sole discretion, direct in the Manuals or otherwise in writing from time to time. Master Franchisee shall provide satisfactory evidence of all local advertising and promotional expenditures in such manner as Franchisor shall direct in the Manuals or otherwise in writing from time to time.

13.3 Wayback Burgers’ Advertising Fund. In addition to the minimum advertising expenditures described in Sections 13.1 and 13.2 hereof, for each week during the term of this Agreement, Master Franchisee shall contribute an amount equal to one percent (1%) of the weekly Gross Sales for each Wayback Burgers Restaurant in the Country to the Wayback Burgers’ Advertising Fund in accordance with Section 3.6 and 3.8 hereof. Franchisor may adjust or discontinue the Wayback Burgers’ Advertising Fund contributions and related expenditures. Any increase will not raise the total fee to more than 1% of weekly Gross Sales. The Wayback Burgers’ Advertising Fund shall be maintained and administered by Franchisor as follows:

13.3.1      Master Franchisee agrees and acknowledges that the Wayback Burgers’ Advertising Fund is intended to maximize general public recognition, acceptance, and use of the System; and that Franchisor is not obligated, in administering the Wayback Burgers’ Advertising Fund, to make any expenditures for Master Franchisee which are equivalent or proportionate to Master Franchisee’s contribution, to make any expenditure in the Country or the geographical area of any Company-Operated Wayback Burgers Restaurant, or to ensure that Master Franchisee benefits directly or on a pro rata basis from expenditures by the Wayback Burgers’ Advertising Fund. Franchisor shall have the sole right to direct all advertising programs, with sole discretion over the concepts, materials, and media used in such programs and the placement and allocation thereof;

13.3.2    The Wayback Burgers’ Advertising Fund, all contributions thereto, and any earnings thereon, shall be used by Franchisor exclusively to meet any and all costs of maintaining, administering, directing, conducting and preparing advertising, marketing, public relations, and/or promotional programs and materials in the United States, and any other activities which Franchisor believes will enhance the image of the System, including, among other things, the costs of preparing and conducting radio, cable television, print, and Internet-based advertising campaigns in the United States; utilizing Networking Media Sites (as defined in Section 7.4 above) and other emerging media or promotional tactics; developing, maintaining, and updating any Website(s) on the Internet; direct mail advertising; marketing surveys; employing advertising and/or public relations agencies to assist therein; purchasing promotional items; and providing promotional and other marketing materials and services to the businesses operating under the System;

13.3.3    Master Franchisee shall contribute by separate payment to the Wayback Burgers’ Advertising Fund in accordance with Section 3.6 and 3.8 hereof. All sums paid by Master Franchisee to the Wayback Burgers’ Advertising Fund shall be maintained in an account separate from the other monies of Franchisor and shall not be used to defray any of Franchisor’s expenses, except for such reasonable costs and overhead, if any, as Franchisor may incur in activities reasonably related to the direction and implementation of the Wayback Burgers’ Advertising Fund and advertising programs for master franchisees, franchisees, and the System, including, among other things, costs of personnel for creating and implementing advertising, promotional and marketing programs, and a pro rata portion of the salaries of Franchisor’s personnel who spend time on Wayback Burgers’ Advertising Fund-related matters. The Wayback Burgers’ Advertising Fund and any earnings thereon shall not otherwise inure to the benefit of Franchisor. Franchisor may spend, on behalf of the Wayback Burgers’ Advertising Fund, in any fiscal year, an amount that is greater or less than the aggregate contribution of all Wayback Burgers Restaurants to the Wayback Burgers’ Advertising Fund in that year, and the Wayback Burgers’ Advertising Fund may borrow from Franchisor or others to cover deficits or invest any surplus for future use. All interest earned on monies contributed to the Wayback Burgers’ Advertising Fund will be used to pay advertising costs before other assets of the Wayback Burgers’ Advertising Fund are expended. Franchisor shall not be obligated to audit the Wayback Burgers’ Advertising Fund. Franchisor has the right to cause the Wayback Burgers’ Advertising Fund to be incorporated or operated through a separate entity at such time as Franchisor deems appropriate and such successor entity will have all of the rights and duties specified herein. Franchisor shall maintain separate bookkeeping accounts for the Wayback Burgers’ Advertising Fund. Master Franchisee acknowledges that Franchisor is not a fiduciary to Master Franchisee of the monies in the Wayback Burgers’ Advertising Fund;

13.3.4    It is anticipated that all contributions to and earnings of the Wayback Burgers’ Advertising Fund will be expended for advertising and/or promotional purposes during the taxable year within which the contributions are made. If, however, excess amounts remain in the Wayback Burgers’ Advertising Fund at the end of such taxable year, all expenditures in the following taxable year(s) will be made first out of accumulated earnings from previous years, next out of earnings in the current year, and finally from contributions; and

13.3.5    The Wayback Burgers’ Advertising Fund shall be of perpetual duration. Franchisor maintains the right to terminate the Wayback Burgers’ Advertising Fund. The Wayback Burgers’ Advertising Fund may not be terminated, however, until all monies in the Wayback Burgers’ Advertising Fund have been expended for advertising and/or promotional purposes or returned to contributors on the basis of their respective contributions.

13.4 Advertising Materials. All advertising and promotion by Master Franchisee and Franchisees shall (a) be in such media and of such type and format as Franchisor may approve, (b) be conducted in a dignified manner, (c) comply with all applicable federal, provincial and local laws and regulations, and (d) conform to such standards and requirements as Franchisor may specify. Master Franchisee shall translate into the English language as necessary any proposed advertising materials submitted to Franchisor hereunder. Master Franchisee shall not use any advertising or promotional plans or materials unless and until Master Franchisee has received written approval from Franchisor, pursuant to the procedures and terms set forth in Section 13.5 hereof. Franchisor may make available to Master Franchisee in the English language from time to time, at Master Franchisee’s expense, such promotional materials, including newspaper mats, coupons, merchandising materials, point-of-purchase materials, special promotions, and similar advertising and promotional materials, and Master Franchisee shall bear the cost and expense of translating and adapting such materials for use in the Country.

13.5 Approval of Advertising Materials. Master Franchisee shall submit to Franchisor samples of all advertising and promotional plans and materials for any print, broadcast, cable,

electronic, computer or other media (including, without limitation, the Internet) along with an English translation thereof that Master Franchisee desires to use or allow Franchisees to use and that have not been prepared or previously approved by Franchisor within the preceding three (3) months, for Franchisor’s prior approval. Master Franchisee shall not use or allow Franchisees to use such plans or materials until they have been approved in writing by Franchisor. If written notice of disapproval is not received by Master Franchisee from Franchisor within fifteen (15) days of the date of receipt by Franchisor of such samples or materials, Franchisor shall be deemed to have approved them.

14.	COVENANTS

14.1 Applicability. Unless otherwise specified, the terms “Master Franchisee” and “affiliates” of Master Franchisee as used in this Section 14 shall include, collectively and individually, (a) Master Franchisee, (b) all Owners and Master Franchisee’s Designee as set forth on Exhibit A hereof, and (c) holders of a beneficial interest of five percent (5%) or more of the securities of Master Franchisee (and of any corporation directly or indirectly controlling Master Franchisee), if Master Franchisee is a corporation.

14.2 Best Efforts. Master Franchisee covenants that, during the term of this Agreement, except as otherwise approved in writing by Franchisor, Master Franchisee (or, if Master Franchisee is a corporation, limited liability company, an owner or member of Master Franchisee) or Master Franchisee’s Designee shall devote full time and best efforts to the management and operation of the Master Franchise Business and the Company-Operated Wayback Burgers Restaurants.

14.3 In-Term Covenants. Master Franchisee specifically acknowledges that, pursuant to this Agreement, Master Franchisee will receive valuable, specialized training and confidential information, including, without limitation, information regarding the operational, sales, promotional, and marketing methods and techniques of Franchisor and the System. Master Franchisee covenants that during the term of this Agreement, except as otherwise approved in writing by Franchisor, Master Franchisee shall not, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person or legal entity:

14.3.1    Divert or attempt to divert any present or prospective business or customer of any Wayback Burgers Restaurant to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with the Proprietary Marks and the System;

14.3.2    Employ or seek to employ any person who is at that time employed by or by any Franchisee, Franchisor or its affiliate, by any other franchisee or Master Franchisee of Franchisor or their affiliate, or otherwise directly or indirectly induce such person to leave his or her employment; or

14.3.3    Own, maintain, operate, engage in, be employed by, provide assistance to, or have any interest in (as owner or otherwise) any retail business which: (a) is the same as, or substantially similar to, a Wayback Burgers restaurant; or (b) offers to sell or sells any products, merchandise, or services offered by a Wayback Burgers restaurant where the sale of such products, merchandise, or services constitutes ten percent (10%) or more of the gross sales of such retail business.

14.4 Post-Term Covenants. Master Franchisee covenants that, except as otherwise approved in writing by Franchisor, Master Franchisee shall not, for a continuous uninterrupted period of two (2) years commencing upon the date of: (a) a transfer permitted under Section 17 of this Agreement; (b) expiration of this Agreement; (c) termination of this Agreement (regardless of the cause for termination); (d) a final order of a duly authorized arbitrator, panel of arbitrators, or a court of competent jurisdiction (after all appeals have been taken) with respect to any of the foregoing or with respect to enforcement of this Section 14.4; or (e) any or all of the foregoing; either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person or legal entity, own, maintain, operate, engage in, be employed by, provide assistance to, or have any interest in (as owner or otherwise) any business that: (i)(a) is the same as, or substantially similar to, a Wayback Burgers restaurant, or (b) offers to sell or sells any products, merchandise, or services offered by a Wayback Burgers restaurant where the sale of such products, merchandise, or services constitutes ten percent (10%) or more of the gross sales of such retail business; and (ii) is, or is intended to be, located at or within:

14.4.1    the municipality in which any Company-Operated Wayback Burgers Restaurant was located;

14.4.2	twenty-five (25) miles of an existing Wayback Burgers Restaurant;

14.4.3    twenty-five (25) miles of any business operating under the Proprietary Marks; provided, however, that Sections 14.3.3 and this Section 14.4 shall not apply to the operation by Master Franchisee of any business under the System which may be franchised by Franchisor to Master Franchisee under this Agreement; or

14.4.4	the Country.

14.5 No Application to Equity Securities. Sections 14.3.3 and 14.4 shall not apply to ownership by Master Franchisee of a less than five percent (5%) beneficial interest in the outstanding equity securities of any publicly-held corporation. A “publicly-held corporation” is any corporation whose shares are traded in any national, regional, or U.S. securities exchange or through any national, regional, or U.S. securities association.

14.6 Reduction of Scope of Covenants. Master Franchisee understands and acknowledges that Franchisor shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in Sections 14.3 and 14.4, or any portion thereof, without Master Franchisee’s consent, effective immediately upon receipt by Master Franchisee of written notice thereof; and Master Franchisee agrees that it shall comply forthwith with any covenant as so modified, which shall be fully enforceable notwithstanding the provisions of Section 18.9 hereof.

14.7 Enforcement. Master Franchisee expressly agrees that the existence of any claims it may have against Franchisor, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by Franchisor of the covenants in this Section 14. Master Franchisee agrees to pay all costs and expenses (including reasonable attorneys’ fees) incurred by Franchisor in connection with the enforcement of this Section 14.

14.8 Breach. In the event of a breach of any provision or covenant of this Section 14, or the confidentiality covenants in Section 8 and 9, for which Franchisor is unable to obtain injunctive relief, Master Franchisee agrees that Franchisor will be damaged and that, at the time of execution of this Agreement, damages are difficult to estimate. Accordingly, Master Franchisee agrees that in the event of any violation of any of said provisions, covenants, or agreements, Master Franchisee will pay Fifty Thousand U.S. Dollars (U.S. $50,000) to Franchisor as liquidated damages, and not as a penalty, for such breach, immediately upon demand. In addition, Master Franchisee will pay One Thousand U.S. Dollars (U.S. $1,000) per day as additional liquidated damages, and not as a penalty, for each day after thirty (30) days during which such violation continues, or such lesser amount as shall be permitted under local law. Master Franchisee hereby waives its right to contest such determination. Nothing herein shall bar Franchisor from obtaining preliminary or permanent injunctive relief in any court of competent jurisdiction (including, without limitation, any court located in the Country) against threatened conduct that will cause it loss or damages, or any similar relief ordered by judicial or administrative authorities.

15.	DEFAULT AND TERMINATION

15.1 Automatic Termination. Master Franchisee shall be deemed to be in default under this Agreement, and all rights granted to Master Franchisee herein shall automatically terminate without notice to Master Franchisee, if Master Franchisee shall become insolvent or make a general assignment for the benefit of creditors; if a petition in bankruptcy is filed by Master Franchisee or such a petition is filed against and not opposed by Master Franchisee; if Master Franchisee is adjudicated bankrupt or insolvent; if a bill in equity or other proceeding for the appointment of a receiver of Master Franchisee or other custodian for Master Franchisee’s business or assets is filed and consented to by Master Franchisee; if a receiver or other custodian (permanent or temporary) of Master Franchisee’s assets or property, or any part thereof, is appointed by any court of competent jurisdiction; if proceedings for a composition with creditors under any applicable law should be instituted by or against Master Franchisee; if a final judgment remains unsatisfied or of record for thirty (30) days or longer (unless bond is filed); if Master Franchisee is dissolved; if execution is levied against Master Franchisee’s business or property; if suit to foreclose any lien or mortgage against any Company-Operated Wayback Burgers Restaurant or equipment is instituted against Master Franchisee and not dismissed within thirty (30) days; or if the real or personal property of the Master Franchise Business shall be sold after levy thereupon by any sheriff, marshal, or constable or other official.

15.2 Notice Without Opportunity to Cure. Upon the occurrence of any of the following events of default, Franchisor may, at its option, terminate this Agreement and all rights granted hereunder, without affording Master Franchisee any opportunity to cure the default, effective immediately upon the provision, of notice to Master Franchisee (in the manner provided under Section 18.7 hereof):

15.2.1    If Master Franchisee’s employees or designees fail to complete the Initial Training Program to Franchisor’s satisfaction or if Master Franchisee or Master Franchisee’s Designee fails to attend and complete additional training to Franchisor’s satisfaction;

15.2.2    If Master Franchisee at any time ceases to operate or otherwise abandons the Master Franchise Business or any Company-Operated Wayback Burgers Restaurant, or loses the right to possession of any Company-Operated Wayback Burgers Restaurant, or otherwise forfeits the right to do or transact business in the jurisdiction where the Master Franchise Business or any Company-Operated Wayback Burgers Restaurant is located. However, if, through no fault of Master Franchisee, the premises are damaged or destroyed by an event such that repairs or reconstruction cannot be completed within sixty (60) days thereafter, then Master Franchisee shall have thirty (30) days after such event in which to apply for Franchisor’s approval to relocate and/or reconstruct the premises;

15.2.3    If Master Franchisee is convicted of a serious crime, a crime involving moral turpitude, or any other crime or offense that Franchisor believes is reasonably likely to have an adverse effect on the System, the Proprietary Marks, the goodwill associated therewith, Franchisor’s interest therein, or the Master Franchise Business;

15.2.4    If a threat or danger to public health or safety results from the operation of any Company-Operated Wayback Burgers Restaurant;

15.2.5    If any purported assignment or transfer of any direct or indirect interest in this Agreement, in Master Franchisee, or in all or substantially all of the assets of the Master Franchise Business, or Master Franchisee’s interest in any Franchise Agreement is made to any third party without Franchisor’s prior written consent, contrary to the terms of Section 17.2 hereof;

15.2.6    If an approved transfer is not effected within the time provided following death, physical incapacity, or mental incapacity, as required by Section 17.6 hereof;

15.2.7    If Master Franchisee fails to comply with the covenants in Section 14.3 hereof or fails to obtain execution of the covenants required under Section 9.3 hereof;

15.2.8    If, contrary to the terms of Sections 8 or 9 hereof, Master Franchisee discloses or divulges the contents of the Manuals or other confidential information provided to Master Franchisee by Franchisor;

15.2.9    If Master Franchisee knowingly maintains false books or records or submits any false reports to Franchisor;

15.2.10  If Master Franchisee misuses or makes any unauthorized use of the Proprietary Marks or any other identifying characteristics of the System, or otherwise materially impairs the goodwill associated therewith or Franchisor’s rights therein;

15.2.11  If Master Franchisee refuses to permit Franchisor to inspect the Wayback Burgers Restaurant, or the books, records or accounts of Master Franchisee or any Franchisee upon demand;

15.2.12  If Master Franchisee violates the payment or credit terms of a vendor or supplier which results in such vendor or supplier refusing to deliver or supply any goods or services to any Wayback Burgers Restaurant;

15.2.13  If Master Franchisee, upon receiving a notice of default under Section 15.3 hereof, fails to initiate immediately a remedy to cure such default; or

15.2.14  If Master Franchisee, after curing any default pursuant to Section 15.3 hereof, commits the same default again, whether or not cured after notice.

15.3 Notice With Opportunity to Cure. Except as otherwise provided in Sections 15.1 and 15.2 of this Agreement, upon any other default by Master Franchisee, Franchisor may terminate this Agreement by giving written notice of termination (in the manner set forth under Section 18.7 hereof) stating the nature of the default to Master Franchisee at least thirty (30) days prior to the effective date of termination; provided, however, that Master Franchisee may avoid termination by immediately initiating a remedy to cure such default, curing it to Franchisor’s satisfaction, and by promptly providing proof thereof to Franchisor within the thirty (30) day period. If any such default is not cured within the specified time, or such longer period as applicable law may require, this Agreement shall terminate without further notice to Master Franchisee, effective immediately upon the expiration of the thirty (30) day period or such longer period as applicable law may require. Defaults which are susceptible of cure hereunder include the following illustrative events:

15.3.1    If Master Franchisee fails to substantially comply with any of the requirements imposed by this Agreement, as it may from time to time reasonably be supplemented by the Manuals, or fails to carry out the terms of this Agreement in good faith;

15.3.2    If Master Franchisee fails, refuses or neglects promptly to pay any monies owing to Franchisor or its affiliates when due or, fails to submit the gross sales reports, financial or other information required by Franchisor under this Agreement;

15.3.3    If Master Franchisee fails to maintain or observe any of the standards or procedures prescribed by Franchisor in this Agreement, the Manuals or otherwise in writing;

15.3.4    Except as provided in Section 15.2.5 hereof, if Master Franchisee fails, refuses or neglects to obtain Franchisor’s prior written approval or consent as required by this Agreement;

15.3.5    If Master Franchisee acts, or fails to act, in any manner which is inconsistent with or contrary to its lease or sublease for any Company-Operated Wayback Burgers Restaurant, or in any way jeopardizes its right to renewal of such lease or sublease;

15.3.6    If Master Franchisee engages in, or allows a Franchisee to engage in, any business or markets any service or product under a name or mark which, in Franchisor’s opinion, is confusingly similar to the Proprietary Marks;

15.3.7    Master Franchisee buys or accepts or allows Franchisees to buy or accept any disapproved products, or products from any disapproved suppliers;

15.3.8    If Master Franchisee fails to comply with all applicable laws, rules and regulations related to the operation of the Company-Operated Wayback Burgers Restaurants (including, without limitation, any applicable standards regarding the construction, design and operation of any such restaurant);

15.3.9    If Master Franchisee or a guarantor of this Agreement defaults under any other agreement with Franchisor or its affiliates, or with a major supplier to the System; or

15.3.10  If Master Franchisee fails to maintain acceptable customer satisfaction scores as prescribed by Franchisor from time to time in the Manual or otherwise in writing, based on customer surveys conducted by Franchisor or its designee.

15.4 Default in Company-Operated Restaurants. In the event that any event of default occurs in connection with any Company-Operated Wayback Burgers Restaurant, Master Franchisee shall cure such default at such Wayback Burgers Restaurant within thirty (30) days after receipt of written “Notice for Cure” from Franchisor. In the event that Master Franchisee fails to cure such default, Franchisor shall have the right, at its option, in addition to its other rights hereunder, to require Master Franchisee to close such Wayback Burgers Restaurant immediately on receipt of written notice from Franchisor, and:

15.4.1    Master Franchisee shall immediately thereafter cease to use at such Company-Operated Wayback Burgers Restaurant the Proprietary Marks or any colorable imitations thereof, or any forms, manuals, slogans, signs, marks, symbols, or devices used in connection with the operation of the Master Franchise Business, the Company-Operated Wayback Burgers Restaurants, or the System. Master Franchisee shall not represent that Master Franchisee did business at such Company-Operated Wayback Burgers Restaurant under the Proprietary Marks. Master Franchisee shall make or cause to be made to such Company-Operated Wayback Burgers Restaurant, such changes in the signs and interior and exterior of the facilities so as to effectively distinguish the same from their former appearance and from any other System facility. Master Franchisee shall remove all displays, equipment and supplies from such Wayback Burgers Restaurant; and

15.4.2    Master Franchisee shall make such modifications or alterations to the premises of such Company-Operated Wayback Burgers Restaurant immediately upon closing of such Wayback Burgers Restaurant as may be necessary to distinguish the appearance of the premises from that of a Wayback Burgers Restaurant under the System, and shall make such specific additional changes thereto as Franchisor may reasonably request for that purpose. In the event Master Franchisee fails or refuses to comply with the requirements of this Section 15.4.2, Franchisor shall have the right to enter upon the premises, without being guilty of trespass or any other tort, for the purpose of making or causing to be made such changes as may be required, at the expense of Master Franchisee, which expense Master Franchisee agrees to pay upon demand.

15.5   Any default by Master Franchisee under any other agreement between Franchisor or its affiliates, as one party, and Master Franchisee or any of Master Franchisee’s owners or affiliates, as the other party, that is so material as to permit Franchisor to terminate such other agreement, shall be deemed to be a default of this Agreement, and Franchisor shall have the right, at its option, to terminate this Agreement without affording Master Franchisee an opportunity to cure, effective immediately upon notice to Master Franchisee.

15.6   Master Franchisee acknowledges and agrees that, in the event that there are any serious operational violations (including without limitation any health or safety standards or serious violations of operational standards as determined by Franchisor in its reasonable discretion) at any of the Wayback Burgers Restaurants, Franchisor has the right to require Master Franchisee to temporarily close any Company-Operated Wayback Burgers Restaurant, or to require Master Franchisee to require any Franchisee to temporarily close a Franchised Wayback Burgers Restaurant, until such time as Master Franchisee or such Franchisee has fully remedied such violations.

16.	OBLIGATIONS UPON TERMINATION OR EXPIRATION

Upon termination or expiration of this Agreement for any reason, all rights granted hereunder to Master Franchisee shall forthwith terminate, and at Master Franchisee’s sole expense:

16.1          Cease Operations. Master Franchisee shall immediately cease to operate the Master Franchise Business and any Company-Operated Wayback Burgers Restaurants, and shall not thereafter, directly or indirectly, represent to the public or hold itself out as a present or former Master Franchisee of Franchisor. Immediately upon the expiration or termination hereof, Master Franchisee shall dispose of, and not sell, any Wayback Burgers product or other products sold hereunder.

16.2          Cease Development. Master Franchisee’s rights to develop Wayback Burgers Restaurants in the Country shall immediately cease, and Franchisor shall have the immediate right to establish or license others to establish Wayback Burgers Restaurants under the System and Proprietary Marks in the Country.

16.3          Cease Use of Confidential Information and Proprietary Marks. Master Franchisee shall immediately and permanently cease to use, in any manner whatsoever, any confidential methods, procedures and techniques associated with the System; Proprietary Marks; the trade name “Wayback Burgers”; and distinctive forms, slogans, signs, symbols and devices associated with the System. In particular, Master Franchisee shall cease to use, without limitation, all signs, advertising materials, displays, stationery, forms, products and any other articles which display the Proprietary Marks.

16.4          Cancellation of Registrations. Master Franchisee shall take such action as may be necessary to cancel any assumed name registration, service mark, trademark, or equivalent registration obtained by Master Franchisee which contains the marks “WAYBACK BURGERS” or “BEST BURGERS UNDER THE BUN”, the names “Jake’s” or “Wayback”, or any other Proprietary Marks, and Master Franchisee shall furnish Franchisor with evidence satisfactory to Franchisor of compliance with this obligation within fifteen (15) days after termination or expiration of this Agreement.

16.5          Assignment of Leases. Master Franchisee shall, at Franchisor’s option, assign to Franchisor any interest which Master Franchisee has in any lease or sublease for any Company- Operated Wayback Burgers Restaurant. In the event Franchisor does not elect to exercise its option to acquire the lease or sublease for the premises, Master Franchisee shall make such modifications or alterations to the premises (including, without limitation, the changing of, and the assigning to Franchisor of, the telephone number) immediately upon termination or expiration of this Agreement as may be necessary to distinguish the appearance of the premises from that of the Company-Operated Restaurants under the System, and shall make such specific additional changes thereto as Franchisor may reasonably request for that purpose. In the event Master Franchisee fails or refuses to comply with the requirements of this Section 16.5, Franchisor shall have the right to enter upon the premises, without being guilty of trespass or any other tort, for the purpose of making or causing to be made such changes as may be required, at the expense of Master Franchisee, which expense Master Franchisee agrees to pay upon demand.

16.6          Subsequent Use of Proprietary Marks Prohibited. Master Franchisee agrees, in the event it continues to operate or subsequently begins to operate any other business, not to use any reproduction, counterfeit, copy or colorable imitation of the Proprietary Marks, either in connection with such other business or the promotion thereof, which, in Franchisor’s sole discretion, is likely to cause confusion, mistake or deception, or which, in Franchisor’s sole discretion, is likely to dilute Franchisor’s rights in and to the Proprietary Marks. Master Franchisee further agrees not to utilize any designation of origin, description or representation (including but not limited to reference to the Franchisor, the System or the Proprietary Marks) which, in Franchisor’s sole discretion, suggests or represents a present or former association or connection with Franchisor, the System or the Proprietary Marks. Master Franchisee shall make such modifications or alteration to the Company-Operated Wayback Burgers Restaurants immediately upon termination or expiration of this Agreement as may be necessary to prevent the operation of any business thereon by Master Franchisee or others in derogation of this Section 16, and shall make such specific additional changes thereto as Franchisor may reasonably request for that purpose.

16.7          Payment. Master Franchisee shall promptly pay all sums owing to Franchisor and its affiliates. In the event of termination for any default of Master Franchisee, such sums shall include all damages, costs, and expenses, including reasonable attorneys’ fees, incurred by Franchisor as a result of the default, which obligation shall give rise to and remain, until paid-in- full, a lien in favor of Franchisor against any and all of the personal property, furnishings, equipment, signs, fixtures, and inventory owned by Master Franchisee and on the premises of any Company-Operated Wayback Burgers Restaurant operated hereunder at the time of default.

16.8          Return Manuals. Master Franchisee shall immediately deliver to Franchisor the Manuals, paper and electronic spreadsheets and checklists and all other records, correspondence and instructions containing confidential information relating to the operation of the System or Wayback Burgers Restaurants (and any copies thereof, even if such copies were made in violation of this Agreement), all of which are acknowledged to be the property of Franchisor, and shall retain no copy or record of any of the foregoing, with the exception of Master Franchisee’s copy of this Agreement, any correspondence between the parties and any other documents which Master Franchisee reasonably needs for compliance with any provision of law.

16.9          Websites. Master Franchisee shall immediately irrevocably assign and transfer to Franchisor or its designee any and all interests Master Franchisee may have in the Website maintained by Master Franchisee in connection with the Master Franchise Business or Wayback

Burgers Restaurants and in the domain name and home page address related to such Website. Master Franchisee shall immediately execute any documents and perform any other actions required by Franchisor to effectuate such assignment and transfer and otherwise ensure that all rights in such Website revert to Franchisor or its designee, and hereby appoints Franchisor as its attorney-in-fact to execute such documents on Master Franchisee’s behalf if Master Franchisee fails to do so. Master Franchisee shall cease use of any Wayback Burgers Restaurant domain name, URL, or home page address, and shall not establish any Website using any similar or confusing domain name, URL, and/or home page address. Master Franchisee may not establish or maintain any Website or any accounts or pages on any Networking Media Site using any similar or confusing domain name and/or home page address.

16.10      Franchisor’s Option to Purchase Assets. Franchisor shall have the option, to be exercised within thirty (30) days after termination or expiration, to purchase from Master Franchisee any or all of the tangible equipment, signs, fixtures, and customer lists related to the operation of the Master Franchise Business or Company-Operated Wayback Burgers Restaurants at the lesser of: (a) fair market value; or (b) fifty percent (50%) of Master Franchisee’s original investment, exclusive of supplies, inventory and costs for professional services (such as architectural costs and legal costs), and to purchase any or all supplies and inventory of the Master Franchise Business or Company-Operated Wayback Burgers Restaurants at the lesser of: (a) Master Franchisee’s cost; or (b) fair market value. If the parties cannot agree on the price of any such items within a reasonable time, an independent appraisal shall be conducted at Franchisor’s expense, and the appraiser’s determination shall be binding. If Franchisor elects to exercise any option to purchase herein provided, it shall have the right to set off all amounts due from Master Franchisee, and the cost of the appraisal, if any, against any payment therefor.

16.11      Comply With Covenants. Master Franchisee shall comply with the covenants contained in Section 14.4 of this Agreement.

16.12      Transfer of Franchise Agreements. At Franchisor’s option, Master Franchisee agrees to promptly and fully transfer to Franchisor all of Master Franchisee’s rights and obligations in any or all Franchise Agreements and shall execute, and upon Franchisor’s request, require any Franchisee to execute all documents reasonably required by Franchisor in connection with such transfer in a form satisfactory to Franchisor. Master Franchisee hereby appoints Franchisor as its attorney in fact to execute such documents on its behalf.

16.13      Assignment of Telephone Numbers. Master Franchisee hereby acknowledges that upon termination or expiration of this Agreement, Master Franchisee shall assign to Franchisor or its designee, at Franchisor’s request, all Master Franchisee’s right, title, and interest in and to the telephone numbers used in the operations of the Master Franchise Business.

17.	TRANSFERABILITY OF INTEREST

17.1 Franchisor’s Right to Transfer. Franchisor shall have the right to transfer or assign this Agreement and all or any part of its rights or obligations herein to any person or legal entity, and any designated assignee of Franchisor shall become solely responsible for all obligations of Franchisor under this Agreement from the date of assignment. Master Franchisee shall execute such documents of attornment or otherwise as Franchisor shall request. Upon the assignee(s)’

assumption of Franchisor’s covenants and obligations hereunder, Franchisor shall be relieved of all such covenants and obligations without further agreement.

17.2          Master Franchisee’s Conditional Right to Transfer. Master Franchisee understands and acknowledges that the rights and duties set forth in this Agreement are personal to Master Franchisee, and Franchisor has granted the rights hereunder in reliance on Master Franchisee’s (or, if Master Franchisee is a corporation, partnership, or limited liability company, its principals’) business skill, financial capability, and personal character. Accordingly, neither Master Franchisee nor any immediate or remote successor to any part of Master Franchisee’s interest in this Agreement, nor any individual, partnership, limited liability company, corporation or other legal entity which directly or indirectly owns any interest in Master Franchisee or in the Master Franchise Business shall sell, assign, transfer, convey, pledge, encumber, merge, or give away (collectively, “transfer”) this Agreement, any direct or indirect interest in Master Franchisee, all or substantially all of the assets of the Master Franchise Business, or any interest of Master Franchisee in any Franchise Agreement without the prior written consent of Franchisor, which consent shall not be unreasonably withheld, and which consent shall be subject to the terms and conditions hereafter set forth. Any purported assignment or transfer not having the written consent of Franchisor required by this Section 17.2 shall be null and void and shall constitute a material breach of this Agreement, for which Franchisor may immediately terminate this Agreement without opportunity to cure pursuant to Section 15.2.5 of this Agreement.

17.3 Conditions of Transfer. Master Franchisee shall notify Franchisor in writing of any proposed transfer of this Agreement, any direct or indirect interest in Master Franchisee, in all or substantially all of the assets of the Master Franchise Business, or any interest of Master Franchisee in any Franchise Agreement requiring the approval of Franchisor in Section 17.2 hereof, at least thirty (30) days before such transfer is proposed to take place. Franchisor shall not unreasonably withhold its consent to any transfer. Franchisor may, in its sole discretion, require any or all of the following as conditions of its approval:

17.3.1    That all of Master Franchisee’s accrued monetary obligations and all other outstanding obligations to Franchisor and its affiliates have been satisfied;

17.3.2    That Master Franchisee or any of its affiliates is not in default of any provision of this Agreement, any amendment hereof or successor hereto, or any other agreement between Master Franchisee or any of its affiliates and Franchisor or any of its affiliates;

17.3.3    That the transferor and Master Franchisee shall have executed a general release, in a form satisfactory to Franchisor, of any and all claims against Franchisor and its officers, directors, shareholders, and employees, but excepting any claims under an applicable franchise law statute (if any) that cannot be released;

17.3.4    That Master Franchisee and the transferor shall have executed a general release, in a form satisfactory to Franchisor, or any and all claims against each other and their affiliates, and their respective officers, directors, shareholders, agents, and employees, excluding only such claims relating to any provision or covenant of this Agreement which, expressly or by its nature imposes obligations beyond the expiration of this Agreement;

17.3.5    That the transferee (and, if the transferee is other than an individual, such owners of a beneficial interest in the transferee as Franchisor may request) (a) enter into a written assignment, in a form satisfactory to Franchisor, assuming and agreeing to discharge all of Master Franchisee’s obligations under this Agreement; and (b) if the obligations of Master Franchisee were guaranteed, that such principals of the transferee as Franchisor designates guarantee the performance of Master Franchisee’s obligations hereunder in writing in a form satisfactory to Franchisor;

17.3.6    That the transferee (and, if the transferee is other than an individual, such owners of a beneficial interest in the transferee as Franchisor may request) demonstrate to Franchisor’s satisfaction that it meets Franchisor’s educational, managerial, and business standards; possesses a good moral character, business reputation, and credit rating; has the aptitude and ability to operate the Master Franchise Business (as may be evidenced by prior related business experience or otherwise), and has adequate financial resources and capital to operate the Master Franchise Business;

17.3.7    That the transferee, at its expense, refurbish the premises of the Company- Operated Wayback Burgers Restaurants to conform to Franchisor’s then-current standards and specifications, and complete the refurbishing and other requirements within the time specified by Franchisor;

17.3.8    That Master Franchisee remain liable for all of the obligations to Franchisor in connection with the Master Franchise Business which arose prior to the effective date of the transfer and execute any and all instruments reasonably requested by Franchisor to evidence such liability;

17.3.9    That the transferee (or, if the transferee is a limited liability company or corporation, a principal or designee of the transferee acceptable to Franchisor), the designated Manager, and those transferee’s employees designated by Franchisor, at the transferee’s expense, complete any training programs then in effect upon such terms and conditions as Franchisor may reasonably require and pay Franchisor the then-current training fee;

17.3.10  That the transferee satisfactorily complete such training as Franchisor reasonably requires;

17.3.11  That Master Franchisee pay a transfer fee in an amount equal to (a) ten percent (10%) of the sale price of the Master Franchise Business or interest in Master Franchisee being sold or (b) Forty Thousand U.S. Dollars (U.S. $40,000), whichever is greater, to reimburse Franchisor for its reasonable costs and expenses associated with reviewing the application to transfer, including, without limitation, legal and accounting fees;

17.3.12    That, for any transfer which would have the effect of changing control in Master Franchisee (as determined by Franchisor), the transferor shall make a simultaneous transfer to the same transferee of its controlling interest in any affiliated Franchisee under any Franchise Agreement; and

17.3.13  That the transferor shall have first offered to sell such interest to Franchisor pursuant to Section 17.5 hereof.

17.4 No Security Interest. Master Franchisee shall not grant a security interest in the Master Franchise Business or any Company-Operated Wayback Burgers Restaurant, or in any of the assets of such businesses, unless the secured party agrees that in the event of any default by Master Franchisee under any documents related to the security interest, Franchisor shall have the right and option (but not the obligation) to be substituted as obligor to the secured party and to cure any default of Master Franchisee, and, in the event Franchisor exercises such option, any acceleration of indebtedness due to Master Franchisee’s default shall be void.

17.5 Franchisor’s Right of First Refusal. In the event Master Franchisee receives an acceptable bona fide offer from a third party to purchase the Master Franchise Business or any portion thereof or interest therein, Master Franchisee shall give Franchisor written notice setting forth the name and address of the prospective purchaser, the price and terms of the offer together with a master franchisee application completed by the prospective purchaser, a copy of the Purchase and Sale Agreement, executed by both Master Franchisee and purchaser, and all exhibits, copies of any real estate purchase agreement(s), proposed security agreements and related promissory notes, assignment documents, title insurance commitment and any other information that Franchisor may request in order to evaluate the offer. Franchisor shall then have the prior option to purchase Master Franchisee’s interest covered by the offer at the price and upon the same terms of the offer. In the event the consideration, terms and/or conditions offered by a third party are such that Franchisor may not reasonably be required to furnish the same consideration, terms and/or conditions, then Franchisor may purchase the interest proposed to be sold for the reasonable equivalent in cash. If the parties cannot agree within thirty (30) days on the reasonable equivalent in cash of the consideration, terms and/or conditions offered by the third party, an independent appraiser shall be designated by Franchisor at Franchisor’s expense, and the appraiser’s determination shall be binding. Franchisor shall have twenty (30) business days after receipt of Master Franchisee’s notice of offer and the furnishing of all reasonably requested information within which to notify Master Franchisee of its intent to accept or reject the offer on the same terms and conditions offered by the third party. Silence on the part of Franchisor shall constitute rejection. If Franchisor elects to purchase the seller’s interest, closing on such purchase shall occur within ninety (90) days from the date of notice to the seller of the election to purchase by Franchisor. If Franchisor elects not to purchase the seller’s interest, any material change thereafter in the terms of the offer from a third party shall constitute a new offer subject to the same rights of first refusal by Franchisor as in the case of the third party’s initial offer. Failure of Franchisor to exercise the option afforded by this Section 17.5 shall not constitute a waiver of any other provision of this Agreement, including all of the requirements of this Section 17, with respect to a proposed transfer. If the proposed sale includes assets of Master Franchisee not related to the operation of the Master Franchise Business or Company-Operated Wayback Burgers Restaurants, Franchisor may, at its option, elect to purchase only the assets related to the operation of the Master Franchise Business or Company-Operated Wayback Burgers Restaurants, and an equitable purchase price shall be allocated to each asset included in the proposed sale. This right of first refusal shall apply to any transfer (including without limitation those described in Section 17.2 above), conveyance, assignment, consolidation, merger, or any other transaction in which legal or beneficial ownership of the rights granted by this Agreement are vested in other than the individual Master Franchisee and its current Owners. The election by Franchisor not to exercise its right of first refusal as to any offer shall not affect its right of first refusal as to any subsequent offer. Any sale, attempted sale, assignment or other transfer of the rights granted hereunder or the Master Franchise Business, other than pursuant this Section 17.5, effected without first giving Franchisor the right of first refusal described above shall be void and of no force and effect.

17.6 Death or Mental Incapacity. Upon the death, physical or mental incapacity of any person with an interest in this Agreement, in Master Franchisee, or in all or substantially all of the assets of the Master Franchise Business, the executor, administrator, or personal representative of such person shall transfer such interest to a third party approved by Franchisor within six (6) months after such death, physical or mental incapacity. For purposes of this Section 17.6, “physical or mental incapacity” exists if Franchisor determines that the usual participation of such person in the Master Franchise Business is for any reason curtailed for a cumulative period of ninety (90) days in any twelve (12) month period during the term of this Agreement, including any renewal terms. Such transfers, including, without limitation, transfers by devise or inheritance, shall be subject to the same conditions as any inter vivos transfer. In the case of transfer by devise or inheritance, if the heirs or beneficiaries of any such person are unable to meet the conditions in this Section 17, the executor, administrator, or personal representative of the decedent shall transfer the decedent’s interest to another party approved by Franchisor within a reasonable time, which disposition shall be subject to all the terms and conditions for transfers contained in this Agreement. If the interest is not disposed of within a reasonable time, Franchisor may terminate this Agreement, pursuant to Section 15.2.6 hereof.

17.7 Familial and Related-Party Transfer. Notwithstanding Section 17.3.11, in the event of (a) a transfer of an ownership interest by a direct or indirect owner of the Master Franchise Business to a spouse or adult child of such owner, or a trust, estate or beneficiary of such deceased owner; or (b) a transfer of the Master Franchise Agreement to a related entity in which Koichi Ishizuka maintains management control and owns the majority of equity and voting power of all issued and outstanding ownership interests, including but not limited to, W B Burgers Asia Inc.; the transfer approval conditions of Section 17.3 shall still apply, but there shall be no transfer fee for such transfer. The transferor shall be obligated in such instances to reimburse Franchisor for Franchisor’s reasonable out-of-pocket costs and expenses, including but not limited to reasonable attorneys’ fees, incurred with respect to such transfer. The transferee shall be obligated and bound by all of the provisions of the transferred Master Franchise Agreement, including but not limited to the Confidentiality and Non-Competition Agreements, and Franchisor reserves the right to require such parties as it may reasonably require to sign a new Guarantee, Indemnification, and Acknowledgement, in the form attached hereto as Exhibit F.

17.8 Non-Waiver. Franchisor’s consent to a transfer of any interest pursuant to this Section 17 shall not constitute a waiver of any claims it may have against the transferring party, nor shall it be deemed a waiver of Franchisor’s right to demand exact compliance with any of the terms of this Agreement by the transferor or transferee.

18.	MISCELLANEOUS

18.1          Independent Contractor. Franchisor and Master Franchisee agree that this Agreement does not create a fiduciary relationship between them, that Master Franchisee shall be an independent contractor, and that nothing in this Agreement is intended to constitute either party as an agent, legal representative, subsidiary, joint venturer, joint employer, partner, employee, or servant of the other for any purpose whatsoever. During the term of this Agreement, Master Franchisee shall hold itself out to the public as an independent contractor operating the Master Franchise Business pursuant to a master franchise agreement from Franchisor. Notwithstanding any other provision of this Agreement, Franchisor and Master Franchisee acknowledge and agree that Master Franchisee has the sole authority, and that it is Master Franchisee’s obligation under this Agreement to make, all personnel and employment decisions relating to the Company- Operated Wayback Burgers Restaurants, including, without limitation, decisions related to hiring, training, firing, discharging and disciplining employees, and to supervising Master Franchisee’s employees, settling their wages, hours of employment, record-keeping and any benefits, and that Franchisor shall have no direct or indirect authority or control over any employment-related matters for Master Franchisee’s employees. Master Franchisee shall require each of its employees to acknowledge in writing that Master Franchisee (and not Franchisor) is the employer of such employee.

18.2 Display. Master Franchisee shall prominently display, by posting of a sign within public view, on or in the premises of each Company-Operated Wayback Burgers Restaurant, a statement, in the Master Franchisee’s local language and in the English language that clearly indicates that the Company-Operated Wayback Burgers Restaurant is independently owned and operated by Master Franchisee as a Wayback Burgers franchisee of Franchisor and not as an agent thereof.

18.3 No Authority to Contract. Nothing in this Agreement authorizes Master Franchisee to make any contract, agreement, warranty or representation on Franchisor’s behalf, or to incur any debt or other obligation in Franchisor’s name; and Franchisor shall in no event assume liability for, or be deemed liable hereunder as a result of, any such action; nor shall Franchisor be liable by reason of any act or omission of Master Franchisee in its operation of the Master Franchise Business or for any claim or judgment arising therefrom against Master Franchisee or Franchisor.

18.4 Indemnification. Master Franchisee shall indemnify and hold harmless Franchisor and its affiliates, and their respective officers, directors and employees against any and all claims, losses, costs, expenses, liabilities and damages arising directly or indirectly from, as a result of, or in connection with the operation of the Company-Operated Wayback Burgers Restaurants, each Franchised Wayback Burgers Restaurant, the Master Franchise Business, or Master Franchisee’s breach of this Agreement, including, but not limited to, those alleged to be caused by Franchisor’s negligence, unless (and then only to the extent that) the claims, obligations, and damages are determined to be caused solely by Franchisor’s gross negligence or willful misconduct according to a final, unappealable ruling issued by a court or arbitrator with competent jurisdiction, as well as the costs, including reasonable attorneys’ fees, of defending against them. In the event Franchisor incurs any costs or expenses, including, without limitation, legal fees, travel expenses, and other charges, in connection with any proceeding involving Master Franchisee or any Franchisee in which Franchisor is not a party, Master Franchisee shall reimburse Franchisor for all such costs and expenses promptly upon presentation of invoices. Master Franchisee acknowledges and agrees that Master Franchisee’s indemnification and hold harmless obligations under this Section 18.4 shall survive the termination or expiration of this Agreement. Nothing herein shall preclude Franchisor from choosing its own legal counsel to represent it in any lawsuit, arbitration, or other dispute resolution.

18.5 Third-Party Beneficiary. Franchisor and Master Franchisor agree that Franchisor shall be a third party beneficiary of each Franchise Agreement. Franchisor shall have the independent right (without, however, any obligation) to assert each right of Master Franchisee against any Franchisee and to enforce each obligation of any Franchisee to Master Franchisee under any such Franchise Agreement as if such right was held by Franchisor and such obligation was independently owed to Franchisor and regardless as to whether Master Franchisee has sought to assert such right or to enforce such obligation; provided, however, that Franchisor and Master Franchisee agree that Franchisor shall have no direct obligation to any Franchisee under any Franchise Agreement, except as expressly provided therein. Master Franchisee shall promptly reimburse Franchisor for any costs and expenses incurred by Franchisor in asserting any such right of Master Franchisee or enforcing any such obligation of any Franchisee, including without limitation, transportation, food, lodging, and legal fees and expenses.

18.6          No Waiver. No failure of Franchisor to exercise any power reserved to it hereunder, or to insist upon strict compliance by Master Franchisee with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of Franchisor’s right to demand exact compliance with the terms hereof. Waiver by Franchisor of any particular default by Master Franchisee shall not affect or impair Franchisor’s rights with respect to any subsequent default of the same, similar, or different nature; nor shall any delay, waiver, forbearance, or omission of Franchisor to exercise any power or right arising out of any breach or default by Master Franchisee of any of the terms, provisions, or covenants hereof, affect or impair Franchisor’s right to exercise the same, nor shall such constitute a waiver by Franchisor of any right hereunder or of the right to declare any subsequent breach or default and to terminate this Agreement prior to the expiration of its term. Subsequent acceptance by Franchisor of any payment(s) due to it hereunder shall not be deemed to be a waiver by Franchisor of any preceding breach by Master Franchisee of any terms, covenants or conditions of this Agreement.

18.7 Notices. Any and all notices required or permitted under this Agreement shall be in writing in English, and shall be personally delivered or delivered by international courier, telefax, or by any other means which affords the sender evidence of delivery or of rejected delivery (except not by e-mail), to the respective parties at the following addresses, unless and until a different address has been designated by written notice to another party:

Notices to Franchisor: [REDACTED]

Notices to Master Franchisee: [REDACTED]

Any notice by a means which affords the sender evidence of delivery or rejected delivery shall be deemed to have been given and received at the date and time of receipt or rejected delivery.

All other reports, invoices, documents, and communications required or provided hereunder shall be given by parties to one another in the English language. The parties hereto acknowledge and agree that the English language is the official language used in the System.

18.8          English Version Controls. The English language version of this Agreement shall govern and control.

18.9          Entire Agreement. This Agreement, any exhibits attached hereto, and the documents referred to herein, shall be construed together and constitute the entire, full and complete agreement between Franchisor and Master Franchisee concerning the subject matter hereof, and supersede all prior agreements. No other representation has induced Master Franchisee to execute this Agreement, and there are no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein, which are of any force or effect with reference to this Agreement or otherwise. No amendment, change or variance from this Agreement shall be binding on either party unless executed in writing by both parties.

18.10      Severability. Each section, part, term and/or provision of this Agreement shall be considered severable, and if, for any reason, any section, part, term and/or provision herein is determined to be invalid and contrary to, or in conflict with any existing or future law or regulation, such shall not impair the operation of or affect the remaining portions, sections, parts, terms and/or provisions of this Agreement, and the latter will continue to be given full force and effect and bind the parties hereto, and said invalid sections, parts, terms and/or provisions shall be deemed not part of this Agreement; provided, however, that if Franchisor determines that said finding of illegality adversely affects the basic consideration of this Agreement, Franchisor may, at its option, terminate this Agreement.

18.11      Survival. Any provision or covenant in this Agreement which expressly or by its nature imposes obligations beyond the expiration, termination or assignment of this Agreement (regardless of cause for termination), shall survive such expiration, termination or assignment, including, but not limited to, Sections 9, 14, 18.4, 18.10, this Section 18.11, 18.12, and 19.3.

18.12      No Rights or Remedies Conferred. Except as expressly provided to the contrary herein, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than Franchisor or Master Franchisee and such of their respective successors and assigns as may be contemplated by Section 17 hereof, any rights or remedies under or by reason of this Agreement.

18.13      Captions. All captions herein are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof. The singular usage includes the plural, where appropriate in the context, and the masculine and neuter include the other and the feminine.

18.14      Counterparts. This Agreement may be executed in duplicate or in multiple counterparts, and each copy so executed shall be deemed an original.

18.15      Recitals. The recitals set forth in this Agreement are specifically incorporated into the terms of this Agreement and hereby constitute a part thereof.

18.16      Pronouns. The use of pronouns when referring to Franchisor or Master Franchisee shall not necessarily reflect gender nor whether or not the Franchisor or Master Franchisee is an individual, limited liability company, or corporate entity; all of such pronouns to be used interchangeably.

18.17      Force Majeure. Whenever a period of time is provided in this Agreement for either party to do or perform any act or thing, except the payment of monies, neither party shall be liable or responsible for any delays due to epidemics, strikes, lockouts, casualties, acts of God, war, terrorist attacks, governmental regulation or control or other causes beyond the reasonable control of the parties (except that lack of funds and economic conditions shall not constitute an excuse for delayed performance hereunder), and in any event said time period for the performance of an obligation hereunder shall be extended for the amount of time of the delay; provided, however, that if the payment of fees or monies to Franchisor or its affiliates is thereby delayed, interest on the unpaid amount shall accrue in accordance with the provisions of Section 3.9 hereof. This clause shall not apply or not result in an extension of the term of this Agreement.

18.18      Approvals and Consent. Whenever this Agreement requires the prior approval or consent of Franchisor, Master Franchisee shall make a timely written request to Franchisor therefor, and such approval or consent must be obtained in writing, except when decisions are made through a mutual agreement in a meeting between Franchisor and Master Franchisee and such decision is memorialized in writing. Franchisor makes no warranties or guarantees upon which Master Franchisee may rely, and assumes no liability or obligation to Franchisee, by providing any waiver, approval, consent, or suggestion to Franchisee in connection with this Agreement, or by reason of any neglect, delay or denial of any request therefor.

19.	APPLICABLE LAW; DISPUTE RESOLUTION

19.1 Applicable Law. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement is governed by the laws of the State of Connecticut. In the event of any conflict of law, the laws of Connecticut shall prevail, without regard to the application of Connecticut conflict-of-law rules. If, however, any provision of this Agreement would not be enforceable under the laws of Connecticut and such provision would be enforceable under the laws of the Country, then such provision shall be interpreted and construed under the laws of the Country.

19.2 Mediation. Except as otherwise provided herein, if a dispute arises out of or relates to this Agreement, the breach hereof, the rights and obligations of the parties hereto, or the making, interpretation, or performance of either party under this Agreement, the parties agree first to try in good faith to settle the dispute by mediation administered by the International Centre for Dispute Resolution (“ICDR”) pursuant to the ICDR International Dispute Resolution Procedures before resorting to arbitration, litigation, or some other dispute resolution procedure. Such mediation shall take place before a sole mediator in the county of Franchisor’s principal place of business at a location to be determined by Franchisor in its sole discretion. The parties shall each bear all of their own costs of mediation; provided, however, the fees of the mediator shall be divided equally between the parties.

19.3 Arbitration. Except as otherwise provided in Section 19.6 hereof, in the event any dispute, claim, or controversy should arise between the parties hereto in connection with, arising from, or with respect to any provision hereof, the relationship of the parties hereto, the validity or enforceability of this Agreement or any provision hereof, the offer, making, or interpretation hereof, or the arbitrability of such dispute, claim, or controversy, which dispute, claim, or controversy cannot be resolved through mediation pursuant to Section 19.2 hereof, then such dispute, claim, or controversy shall be submitted to the ICDR for final and binding arbitration on the demand of either party in accordance with the terms of this Section 19.3. This agreement to arbitrate shall survive any termination or expiration of this Agreement.

19.3.1    Any dispute, claim, or controversy submitted for arbitration hereunder shall be finally settled under the ICDR International Dispute Resolution Procedures then in force, by one (1) arbitrator appointed by the ICDR in accordance with such procedures. Any arbitrator hereunder shall be an attorney experienced generally in international commercial matters.

19.3.2    The arbitration shall be conducted in the county of the Franchisor’s principal place of business at a location to be determined by Franchisor in its sole discretion, and Master Franchisee agrees not to file an objection to such locale. The English language shall be used throughout the arbitral proceedings. If either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party notwithstanding such failure to appear. Any arbitration shall be brought on an individual, and not a class-wide basis. The arbitrator shall not have the authority to issue any provisional remedy or injunctive relief relating to, or to stay, any termination of this Agreement by Franchisor pursuant to its terms. Except to the extent required under applicable law, the arbitration proceeding, the information disclosed therein, and any judgment, award, or opinion rendered shall be subject to the confidentiality requirements of Section 9 of this Agreement. To the extent permitted by applicable law, no issue of fact or law shall be given preclusive or collateral estoppel effect in any arbitration hereunder, except to the extent such issue may have been determined in another proceeding between the Franchisor and Master Franchisee.

19.3.3    Each arbitration decision and award rendered hereunder shall be in writing; shall individually address and dispose of each claim and the relief granted related thereto; shall set forth a recital of facts and a legal analysis regarding the disposition of each such claim and the resulting rendition of the award relating to each such claim (if any); and, in general, shall be specific regarding the reasons underlying any and all determinations, awards or conclusions, including all principles of law applied.

19.3.4    The expenses, wages, and other compensation of any witnesses called before the arbitrator shall be borne by the party calling the witnesses. Other expenses incurred, including wages of participants, and preparation of briefs and data to be presented to the arbitrator, will be borne separately by the respective parties. The fee for the arbitration, the arbitrator’s fees and expenses, the cost of any hearing room, and the cost of a shorthand or similar reporter and the original transcript will be borne by Franchisor and Master Franchisee equally.

19.3.5    The decision and award of the arbitrator shall be final, conclusive, and binding upon all parties thereto regarding any claims, counterclaims, issues, or accountings presented or pled to the arbitrator, and judgment upon the award, including any partial, temporary or interim award, may be entered in any court of competent jurisdiction. Franchisor and Master Franchisee waive all jurisdictional defenses in connection with any arbitration hereunder or in connection with the enforcement of an order or award rendered pursuant thereto (assuming that the terms and conditions of this arbitration clause have been complied with). Franchisor and Master Franchisee agree that any arbitration award may be enforced against either or both of them in a court of competent jurisdiction, and Franchisor and Master Franchisee each waives any right to contest, and hereby agrees not to contest, the validity or enforceability of such award. The parties agree that the award of the arbitrator shall be made, and shall be promptly paid, in U.S. dollars free of any tax, deduction, or offset; and that any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The parties agree that the arbitrators may award interest from the date of any damages incurred for breach or other violation of this Agreement, and from the date of the reward, until paid in full, at a rate to be fixed by the arbitrators, but in no event less than five percent (5%) per annum above LIBOR on the day the payment was due, or the maximum rate permitted by applicable law, whichever is less.

19.4 No Exclusivity or Set-Off. Except as specifically provided herein, no right or remedy conferred upon or reserved to Franchisor or Master Franchisee by this Agreement is intended to be, nor shall any such right or remedy be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each shall be cumulative of every other right or remedy. Master Franchisee shall have no right to set off the amount of any claim which Master Franchisee may have against Franchisor unless and until (and then only to the extent of) an arbitration award obtained by Master Franchisee in accordance with Section 19.3 hereof.

19.5 Limitation of Claims. Master Franchisee agrees that any and all claims and actions by Master Franchisee against Franchisor arising out of or relating to this Agreement, the relationship of Master Franchisee and Franchisor, or Master Franchisee’s operation of the Master Franchise Business, shall be commenced within one (1) year from the occurrence of the facts giving rise to such claim or action, or such claim or action shall be barred.

19.6 Injunctive Relief. Nothing herein contained shall bar Franchisor’s right to obtain injunctive relief in any court of competent jurisdiction in the Country against conduct or threatened conduct that will cause it loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

19.7 Franchisor’s Costs and Expenses. Master Franchisee shall pay to Franchisor all damages, costs and expenses, including all court costs, arbitration costs, and reasonable attorneys’ fees, incurred by Franchisor in successfully enforcing any provision of this Agreement, including, but not limited to, the obtaining of injunctive relief. Master Franchisee shall reimburse Franchisor for all of Franchisor’s legal costs and expenses should Master Franchisee challenge Franchisor’s interpretation of this Agreement outside of arbitration or litigation.

20.	GOVERNMENTAL APPROVALS

20.1 Required Approvals. This Agreement and all Franchise Agreements contemplated herein shall be executed subject to any and all required government approvals described in this Section. Where required, Franchisor shall take such actions as may be required from time to time to obtain required government approvals and authorizations from any government department or agency, and, if necessary, from any other organization whose approval or authorization is required under applicable law or regulation for this Agreement to be effective or for the payments required under this Agreement to be made to Franchisor as directed therein. All such approvals or authorizations shall be obtained at Master Franchisee’s expense. Master Franchisee shall cooperate with Franchisor in all such undertakings as requested.

20.2 Required Modifications and Right to Terminate. If, at any time during the term of this Agreement, any governmental agency in the Country should require, directly or indirectly, alteration or modification of any term or condition of this Agreement, or of the performance of the parties hereunder, Master Franchisee and Franchisor agree to use their best efforts to comply with such request. Should, however, Franchisor consider this request to be material and adverse to it, then Franchisor may terminate this Agreement by giving written notice to this effect to Master Franchisee within thirty (30) days of notice of such governmental requirement.

21.	ACKNOWLEDGMENTS

21.1 No Representations or Warranties Regarding Success. Master Franchisee acknowledges and agrees that the success of the business venture contemplated to be undertaken by Master Franchisee by virtue of this Agreement is speculative and depends, to a large extent, upon the ability of the principals of Master Franchisee as independent business people, and active participation in the daily affairs of the business, as well as other factors. Franchisor does not make any representation or warranty, express or implied, as to the potential success of the business venture contemplated hereby.

21.2 No Representations or Warranties Regarding Market. Master Franchisee further acknowledges and agrees that Franchisor has not operated any Wayback Burgers Restaurants under the System in the Country; that Franchisor has made no representations or guarantees to Master Franchisee as to the viability, marketability, or adaptability in the Country of the System, Wayback Burgers Restaurants, or the products or services sold therefrom; and that Master Franchisee has performed its own independent research and investigation as to the viability, marketability, and adaptability in the Country of the System, Wayback Burgers Restaurants, and the products and services sold therefrom, and assumes all of the business risks associated therewith.

21.3 Opportunity to Consult. Master Franchisee represents and acknowledges that it has received, read and understood this Agreement and that Franchisor has accorded Master Franchisee ample time and opportunity to consult with advisors of its own choosing about the potential benefits and risks of entering into this Agreement.

21.4 Acknowledgment of Understanding. Master Franchisee hereby acknowledges that it has read this Agreement, that its principals are fluent in the English language and that they understand and accept the terms, conditions and covenants contained herein (including the Exhibits hereto) as being reasonably necessary to maintain the Franchisor’s high standards of quality and service and the uniformity of those standards and thereby to protect and preserve the goodwill of the Proprietary Marks.

21.5 Independent Investigation. Master Franchisee acknowledges that it has entered into this Agreement after making an independent investigation of Franchisor’s operations and not upon any representation as to profits which Master Franchisee in particular may be expected to realize, nor has anyone made any other representation which is not expressly set forth herein, to induce Master Franchisee to execute this Agreement.

21.6 Compliance With Anti-Terrorism Laws. Master Franchisee, its Owners, and any person or entity that is owned or controlled by, owns or controls, or is under common control with Master Franchisee (collectively, the “Master Franchisee Entities”), agree to comply with and/or to assist Franchisor to the fullest extent possible in efforts to comply with Anti-Terrorism Laws (as defined below). In connection with such compliance, the Master Franchisee Entities certify, represent, and warrant that none of the Master Franchisee Entities’ property or interests is subject to being ‘‘blocked” under any of the Anti-Terrorism Laws and that the Master Franchisee Entities are not otherwise in violation of any of the Anti-Terrorism Laws.

21.6.1    For the purposes of this Section 21.6, “Anti-Terrorism Laws” means any applicable law addressing or in any way relating to terrorist acts and acts of war.

21.6.2    The Master Franchisee Entities certify that none of them, their respective employees, or anyone associated with the Master Franchisee Entities is listed in any list terrorist organizations in any country covered in this Section 21.6. Master Franchisee agrees not to hire any individual who is listed in any such list.

21.6.3    The Master Franchisee Entities certify that none of them have any knowledge or information that, if generally known, would result in any of the Master Franchisee Entities, their respective employees, or anyone associated with the Master Franchisee Entities to be listed in any such list.

21.6.4    The Master Franchisee Entities are solely responsible for ascertaining what actions must be taken by them to comply with the Anti-Terrorism Laws, and Master Franchisee specifically acknowledges and agrees that its indemnification responsibilities set forth in Section 18.4 of this Agreement pertain to Franchisee’s obligations under this Section 21.6.

21.6.5    Notwithstanding Section 21.6.3 of this Agreement, neither the Master Franchisee, nor anyone having an ownership or other interest in the Master Franchisee, nor any affiliate, parent, child or spouse of Master Franchisee, supports terrorism, provides money or financial services to terrorists, is engaged in terrorism, is on any list of organizations that support terrorism, or has engaged in or been connected to fraud, corruption, bribery, money laundering, narcotics trafficking or other crime.

21.6.6    Any misrepresentation by Master Franchisee under this Section 21.6 or any violation of the Anti-Terrorism Laws by the Master Franchisee Entities, or Master Franchisee’s employees shall constitute grounds for immediate termination of this and any other Agreement Master Franchisee has entered with Franchisor or any of its affiliates, in accordance with the terms of Section 15 of this Agreement. Franchisee shall immediately notify Franchisor in writing of the occurrence of any event or the development of any circumstance that might render any of the representations and warranties in this Section 21.6 false, inaccurate or misleading.

21.6.7    Master Franchisee represents that it is not acquiring the rights under this Agreement with the intent to generate funds to channel to any individual or entity engaged in, contemplating, or supporting terrorist activity or to otherwise support or further any terrorist activity.

21.6.8    Master Franchisee shall comply with all applicable anti-terrorism laws of the Country and the United States.

21.7 Foreign Corrupt Practices. Master Franchisee acknowledges and agrees that it is familiar with the prohibitions of the foreign corrupt practices acts, and has not previously been accused of violating any foreign corrupt practices act; or engaging in any practice that would be deemed to be the making of an improper payment under.

21.8          Acknowledgment of Receipt. If the laws of the Country require pre-sale disclosure for franchises, then Master Franchisee acknowledges and represents that it has received a complete copy of Franchisor’s current Franchise Disclosure Document for use in the Country, together with a copy of this Agreement and all other proposed agreements relating to the grant of the master franchise hereunder at least fourteen (14) calendar days prior to the date on which this Agreement was executed.

21.9 No Commercial Agency. Franchisor and Master Franchisee acknowledge and agree that this Agreement is a contract calling for Master Franchisee to develop Wayback Burgers Restaurants in the Country, but that this Agreement does not cover an agency of any product or service; and, therefore, does not constitute or create any commercial agency as provided under the laws of the Country. Franchisor and Master Franchisee acknowledge and agree that this Agreement should not be interpreted or construed as a commercial agency, and Franchisor and Master Franchisee further acknowledge and agree that no party will attempt to translate this Agreement or register this Agreement with the government of the Country.

21.10                     Franchisor’s Right to Receive Rebates. Master Franchisee acknowledges that Franchisor has the right to receive rebates and profits based on Master Franchisee’s operation of the Master Franchise Business or any Wayback Burgers Restaurants. Such profits may include, without limitation, rebates from outside suppliers on required purchases by Master Franchisee and Franchisees, profits on goods or services sold by Franchisor, and commissions from approved or recommended vendors.

21.11                     Consent to Maintenance of Electronic Records and to Electronic Signatures. Master Franchisee expressly consents and agrees that Franchisor may provide and maintain all disclosures, agreements, amendments, notices, and all other evidence of transactions between Franchisor and Master Franchisee in electronic form. Master Franchisee expressly agrees to execution of the Agreement and related agreements by electronic means and that such execution shall be legally binding and enforceable as an “electronic signature” and the legal equivalent of Master Franchisee’s handwritten signature. Master Franchisee expressly agrees that electronic copies of the Agreement and related agreements between Franchisor and Master Franchisee are valid. Master Franchisee expressly agrees not to contest the validity of the originals or copies of the Agreement and related agreements, absent proof of altered data or tampering.

22.	RIGHT OF FIRST REFUSAL

22.1          Master Franchisee shall have a right of first refusal to purchase the Wayback Burgers master franchise for the countries of Indonesia, Malaysia (Eastern Malaysia only, Western Malaysia if it becomes available to us from the existing master franchisee), Philippines, Vietnam, China, India, Korea, Thailand, Singapore, and Taiwan (collectively, First Refusal Countries) for the right and obligation to (a) establish and operate Company-Operated Wayback Burgers Restaurants under the terms of the then current master franchise agreement, (b) to grant to Franchisees subfranchise rights to establish and operate Franchised Wayback Burgers Restaurants under the terms described in the then current master franchise agreement, and (c) to develop the required number of Wayback Burgers Restaurants in each country in accordance with the Development Schedule prescribed by Franchisor.

Franchisor shall give Master Franchisee written notice of Franchisor’s intent to license a master franchisee to develop, own, or operate Wayback Burgers restaurants within one or all the First Refusal Countries, and Master Franchisee shall have fifteen (15) days to exercise its right of first refusal under this Section 22, by written notice to Franchisor of its’ intent to acquire the master franchise for the specified country or countries. Within fifteen (15) days after providing such written notice to Franchisor, Master Franchisee shall enter into Franchisor’s then-current form of Master Franchise Agreement or any Franchise Agreement being offered to new Master Franchisees or franchisees, the terms of which may be different in form and substance from the terms, conditions and economics set forth in this Agreement or any Franchise Agreement executed by Master Franchisee hereunder. If Master Franchisee fails to exercise its right of first refusal or fails to enter into Franchisor’s then-current form of Master Franchise Agreement or Franchise Agreement within the time periods set forth in this Section 22, then Franchisor shall have the right to license another master franchisee to develop, own or operate, the Wayback Burgers restaurants in the country or countries referenced in the Franchisors notice and the right of first refusal for that country or countries shall end.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed, sealed and delivered this Agreement in duplicate on the day and year first above written.

JAKE’S FRANCHISING, LLC

By: __________________________

Name: Name: John Eucalitto

Title: CEO

WB BURGERS JAPAN CO., LTD.

By: __________________________

Name: Koichi Ishizuka

Title: CEO

MASTER FRANCHISE AGREEMENT EXHIBIT A

COUNTRY AND DEVELOPMENT SCHEDULE

Country. The Country in which Master Franchisee has the right and obligation to develop Wayback Burgers Restaurants under the Master Franchise Agreement is the country of Japan (within such borders as exist on the Effective Date).

Development Schedule. Recognizing that time is of the essence, Master Franchisee agrees to satisfy the development schedule set forth below:

By (Date), and thereafter Operation	Cumulative Minimum Total Number of Wayback Burgers Restaurants Which Shall Be Open and in Operation
December 31, 2022	1
December 31, 2023	3
December 31, 2024	6
December 31, 2025- December 31, 2040	Previous year plus 3 additional Restaurants per year
December 31, 2041	60

TO BE INITIALED BY BOTH PARTIES: FRANCHISOR:____ MASTER FRANCHISEE ______

MASTER FRANCHISE AGREEMENT EXHIBIT B

OWNERS AND MASTER FRANCHISEE’S DESIGNEE

Owners’ Name(s) Percentage of Ownership Interest

Koichi Ishizuka 100%

Name and Address of Master Franchisee’s Designee*

[REDACTED]

* The term “Master Franchisee’s Designee” means an individual approved by Franchisor who: (a) shall have primary responsibility for managing and operating the business affairs of Master Franchisee; (b) will have completed Franchisor’s training program to Franchisor’s satisfaction; and (c) has the power and authority to bind Master Franchisee in all dealings with Franchisor, unless Master Franchisee designates in writing another individual reasonably acceptable to Franchisor who has the power and authority to so bind Master Franchisee.

Master Franchisee and each of its Owners represents and warrants that the above is a complete and accurate list of all Owners of Master Franchisee, including the full name and mailing address of each Owner, and fully describes the nature and extent of each Owner’s interest in Master Franchisee. Master Franchisee and each Owner as to his or her ownership interest, represents and warrants that each Owner is the sole and exclusive legal and beneficial owner of his or her ownership interest in Master Franchisee, free and clear of all liens, restrictions, agreements and encumbrances of any kind or nature, other than those required or permitted by the Master Franchise Agreement.

[SIGNATURE PAGE FOLLOWS]

Submitted by Master Franchisee and made a part of the Master Franchise Agreement as of June 9, 2021

MASTER FRANCHISEE:

WB Burgers Japan Co., Ltd.

By: _________________

Name: Koichi Ishizuka

Title: CEO

OWNERS:

By: _________________

Name: Koichi Ishizuka

Accepted by Franchisor:

Jake’s Franchising LLC

By: _________________

Name: John Eucalitto

Title: CEO

MASTER FRANCHISE AGREEMENT EXHIBIT C

CONFIRMATION OF

COMPANY-OPERATED WAYBACK BURGERS RESTAURANT LOCATION

WB Burgers Japan Co., Ltd. (“Master Franchisee”) hereby confirms to Jake’s Franchising, LLC (“Franchisor”) the opening of a Company-Operated Wayback Burgers Restaurant in the Country at the location identified below. Master Franchisee understands that Master Franchisee shall not move or re-locate such Company-Operated Wayback Burgers Restaurant without the prior written consent of Franchisor.

Company-Operated

Wayback Burgers Restaurant Address:

Opening Date:	, 20
Lease Commencement Date:	, 20
Lease Expiration Date:	, 20

MASTER FRANCHISEE:

BY: _____________

Name: __________

Title: ___________

FRANCHISOR:

BY: _______________

Name: __________

Title: ___________

MASTER FRANCHISE AGREEMENT EXHIBIT D

LIST OF PENDING AND REGISTERED PROPRIETARY MARKS IN THE COUNTRY

Mark	Pending/Registered	Registration / Application Number	Registration / Application Date
WAYBACK BURGERS (and design)	Registered	1323789	April 20, 2017
WAYBACK BURGERS	Pending	1545611	July 2, 2020

TO BE INITIALED BY BOTH PARTIES:

FRANCHISOR:____ MASTER FRANCHISEE:_____

MASTER FRANCHISE AGREEMENT EXHIBIT E

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

In consideration of my position as of WB Burgers Japan Co., Ltd. (the “Master Franchisee”), and for good and valuable consideration, I hereby acknowledge and agree that:

1.                  Jake’s Franchising, LLC (the “Franchisor”), as the result of the expenditure of time, skill, effort, and money, has developed, and continues to develop, a distinctive system relating to the establishment and operation of Wayback Burgers Restaurants (the “System”), which feature and offer for sale to the public award-winning hamburgers and old-fashioned, hand-dipped milkshakes in several select flavors (including, without limitation, chocolate, vanilla, strawberry, black & white, banana and malted), distinctive chicken sandwiches, hot dogs, cheese dogs, and merchandise (including, without limitation, T-shirts and hats), and an approved, limited menu of side orders and drinks, including, without limitation, french fries, cheese fries, fountain sodas and root beer floats, under the trade name “Wayback Burgers” (the “System”) which Franchisor may change from time to time.

2.                  As an employee of the Master Franchisee in Japan (the “Country”), I acknowledge that I have received and/or will receive valuable confidential information, disclosure of which would be detrimental to the Franchisor and the Master Franchisee, such as information relating to recipes, cooking methods, preparation of menu items, drawings, suppliers, equipment, product costs, accounting methods, including both paper and electronic spreadsheets, advertising, and other data of the Franchisor and the System related to the establishment and operation of Wayback Burgers Restaurants which are beyond the present skills and experience possessed by me. This list of confidential matters is illustrative only, and does not include all matters considered confidential by the Franchisor and the Master Franchisee.

3.                  I will hold in strict confidence all information designated by the Franchisor or the Master Franchisee as confidential. Unless the Franchisor otherwise agrees in writing, I will disclose and/or use the confidential information only in connection with my duties as an employee of the Master Franchisee. My undertaking not to disclose confidential information is a condition of my position with the Master Franchisee, and continues for two (2) years after I cease to be in that position.

4.                  While in my position with the Master Franchisee, I will not do anything which may injure the Master Franchisee, Franchisor, or any Franchisees, such as (a) divert or attempt to divert any present or prospective business or customer of any Wayback Burgers Restaurant to any competitor, by direct or indirect inducement or otherwise; (b) do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with the Franchisor’s marks and the System; or (c) employ or seek to employ any person who is at that time been employed by the Franchisor or its affiliate or any Master Franchisee of the Franchisor or its affiliate (including the Master Franchisee), or otherwise directly or indirectly induce such person to leave his or her employment.

5.                  While in my position with the Master Franchisee, I will not own, maintain, operate, engage in, be employed by, provide any assistance or advise to, or have any interest in (as owner or otherwise) any business that: (a) is the same as, or substantially similar to, a Wayback Burgers restaurant; or (b) offers to sell or sells any products, merchandise, or services offered by a Wayback Burgers restaurant where the sale of such products, merchandise, or services constitutes ten percent (10%) or more of the gross sales of such retail business. Provided, however, that this Paragraph 5 will not apply to my current position with the Master Franchisee.

6.                  For two (2) years after I cease to be in my position with the Master Franchisee, I will not own, maintain, operate, engage in, be employed by, provide any assistance or advise to, or have any interest in (as owner or otherwise) any business that: (i)(a) is the same as, or substantially similar to, a Wayback Burgers restaurant, or (b) offers to sell or sells any products, merchandise, or services offered by a Wayback Burgers restaurant where the sale of such products, merchandise, or services constitutes ten percent (10%) or more of the gross sales of such retail business; and (ii) is, or is intended to be, located at or within: (1) the county or municipality in which any Wayback Burgers Restaurant is located, (2) twenty-five (25) miles of any Wayback Burgers Restaurant’s location, or (3) twenty-five (25) miles of any business operating under the Franchisor’s marks.

7.                  The Franchisor is a third-party beneficiary of this Agreement and may enforce it, solely and/or jointly with the Master Franchisee. I am aware that my violation of this Agreement will cause the Franchisor and Master Franchisee irreparable harm; therefore, I acknowledge and agree that the Franchisor and/or the Master Franchisee may apply for the issuance of an injunction preventing me from violating this Agreement in addition to any other remedies it may have hereunder, at law or in equity; and I agree to pay the Franchisor and the Master Franchisee all the costs it/they incur/s, including without limitation attorneys’ fees, if this Agreement is enforced against me. Due to the importance of this Agreement to the Franchisor and the Master Franchisee, any claim I have against the Franchisor or the Master Franchisee is a separate matter and does not entitle me to violate, or justify any violation of, this Agreement. I EXPRESSLY WAIVE ANY RIGHT I MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY OR AGAINST ME. If any part of this Agreement is held invalid by a court or agency having valid jurisdiction, the rest of the Agreement is still enforceable and the part held invalid is enforceable to the extent found reasonable by the court or agency. I agree that all the words and phrases used in this Agreement will have the same meaning as used in the Franchise Agreement, and that such meaning has been explained to me.

8.                  The Franchisor may, in its sole discretion, reduce the scope of any covenant set forth in this Agreement, without my consent, effective immediately upon my receipt of written notice thereof; and I agree to comply with any covenant as so modified.

9.                  This Agreement shall be construed under the laws of the Country. The only way this Agreement can be changed is in a writing signed by both the Master Franchisee and me.

MASTER FRANCHISEE:	EMPLOYEE:
By:	Signature:
Name:	Name:
Title:	Address:
Date:	Title:
Date:

MASTER FRANCHISE AGREEMENT EXHIBIT F

GUARANTEE, INDEMNIFICATION, AND ACKNOWLEDGMENT

As an inducement to Jake’s Franchising, LLC (“Franchisor”) to execute the Master Franchise Agreement between Franchisor and WB Burgers Japan Co., Ltd. (“Master Franchisee”)

dated 6/9/2021, (the “Agreement”), the undersigned, jointly and severally, hereby unconditionally guarantee to Franchisor and its successors and assigns that all of Master Franchisee’s obligations under the Agreement will be punctually paid and performed.

Upon demand by Franchisor, the undersigned will immediately make each payment to Franchisor required of Master Franchisee under the Agreement. The undersigned hereby waive any right to require Franchisor to: (a) proceed against Master Franchisee for any payment required under the Agreement; (b) proceed against or exhaust any security from Master Franchisee; or (c) pursue or exhaust any remedy, including any legal or equitable relief, against Master Franchisee. Without affecting the obligations of the undersigned under this Guarantee, Franchisor may, without notice to the undersigned, extend, modify, or release any indebtedness or obligation of Master Franchisee, or settle, adjust, or compromise any claims against Master Franchisee. The undersigned waive notice of amendment of the Agreement and notice of demand for payment by Master Franchisee, and agree to be bound by any and all such amendments and changes to the Agreement.

The undersigned hereby agree to defend, indemnify, and hold Franchisor harmless against any and all losses, damages, liabilities, costs, and expenses (including, but not limited to, reasonable attorneys’ fees, reasonable costs of investigation, court costs, and arbitration fees and expenses) resulting from, consisting of, or arising out of or in connection with any failure by Master Franchisee to perform any obligation of Master Franchisee under the Agreement, any amendment thereto, or any other agreement executed by Master Franchisee referred to therein.

The undersigned hereby acknowledge and agree to be individually bound by all of the confidentiality provisions and non-competition covenants contained in Sections 8, 9 and 14 of the Agreement.

This Guarantee shall terminate upon the termination or expiration of the Agreement, except that all obligations and liabilities of the undersigned which arose from events which occurred on or before the effective date of such termination shall remain in full force and effect until satisfied or discharged by the undersigned, and all covenants which by their terms continue in force after the expiration or termination of the Agreement shall remain in force according to their terms. Upon the death of an individual guarantor, the estate of such guarantor shall be bound by this Guarantee, but only for defaults and obligations hereunder existing at the time of death; and the obligations of the other guarantors will continue in full force and effect.

Unless specifically stated otherwise, the terms used in this Guarantee shall have the same meaning as in the Agreement, and shall be interpreted and construed in accordance with Section 19 of the Agreement. This Guarantee and any claim, controversy or dispute arising out of or related to this Guarantee is governed by the laws of the State of Connecticut. In the event of any conflict of law, the laws of Connecticut shall prevail, without regard to, and without giving effect to, the application of the State of Connecticut conflict of law rules.

The Guarantors agree that the dispute resolution and attorney fee provisions in Section 19 of the Agreement are hereby incorporated into this Agreement by reference, and references to “Master Franchisee” and the “Master Franchise Agreement” therein shall be deemed to apply to “Guarantors” and this “Guarantee,” respectively, herein.

Any and all notices required or permitted under this Guarantee shall be in writing in the English language and shall be personally delivered by international courier, telefax, or by any other means which afford the sender evidence of delivery or rejected delivery (except not by e-mail), to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

Notices to Franchisor: Jake’s Franchising, LLC [REDACTED]

Notices to Guarantors: WB Burgers Japan Co., Ltd. [REDACTED]

Any notice by a method which affords the sender evidence of delivery or rejected delivery shall be deemed to have been given at the date and time of receipt or rejected delivery.

IN WITNESS WHEREOF, each of the undersigned has signed this Guarantee as of the date of the Agreement.

GUARANTORS

Print Name: Koichi Ishizuka

Signature: ___________

MASTER FRANCHISE AGREEMENT EXHIBIT G

FRANCHISE AGREEMENT (CURRENT FORM)